Province of Nova Scotia
(Canada)

This description of the Province of Nova Scotia is dated as of December 31, 2002 and appears as Exhibit (1) to the Province of Nova Scotia’s Annual Report on Form 18-K to the U.S. Securities and Exchange Commission for the fiscal year ended March 31, 2002.

FURTHER INFORMATION
FORWARD-LOOKING STATEMENTS
SUMMARY
MAP OF NOVA SCOTIA
INTRODUCTION
General
Political System
Constitutional Matters
Current Issues Concerning Native Persons
ECONOMY
Principal Economic Indicators
Recent Developments
Economic Structure
Population and Labor Force
Income and Prices
Capital Expenditures
Goods Producing Industries
Exports
Service Sector
Energy
Offshore Exploration and Development
GOVERNMENT FINANCE
General
Changes in Accounting Policies
Summary of Budget Transactions and Borrowing Requirements
Revenue
Net Program Expenditures/Expenses
Loans and Investments
PROVINCIAL DEBT
FUNDED DEBT FOR THE CONSOLIDATED FUND
Derivative Financial Instruments
Debt Maturities and Sinking Funds
Current Liabilities
Guaranteed and Contingent Debt
PUBLIC SECTOR DEBT
PUBLIC SECTOR FUNDED DEBT (1)
Pension Funds
CERTAIN CROWN CORPORATIONS AND AGENCIES
Sydney Steel Corporation
Nova Scotia Resources Limited
Nova Scotia Municipal Finance Corporation
Nova Scotia Power Finance Corporation
FOREIGN EXCHANGE
OFFICIAL STATEMENTS
AUDITOR'S REPORT
CONSOLIDATED FINANCIAL STATEMENTS OF THE PROVINCE
PROVINCE OF NOVA SCOTIA DESCRIPTION
PUBLIC ACCOUNTS FOR FISCAL YEAR 2001-2002

     This document (otherwise than as a prospectus contained in a registration statement filed under the Securities Act of 1933) does not constitute an offer to sell or the solicitation of an offer to buy any Securities of the Province of Nova Scotia. The delivery of this document at any time does not imply that the information herein is correct as of any time subsequent to its date.

FURTHER INFORMATION

     This document appears as an exhibit to the Province of Nova Scotia’s Annual Report to the U.S. Securities and Exchange Commission (“SEC”) on Form 18-K for the fiscal year ended March 31, 2002. Additional information with respect to the Province of Nova Scotia is available in such Annual Report. In the other exhibits to such Annual Report and in amendments thereto. Such Annual Report, exhibits and amendments can be inspected and copied at the public reference facility maintained by the SEC at: Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such documents may also be obtained at prescribed rates from the Public Reference Section of the Commission at its Washington address or, without charge, from Province of Nova Scotia, Department of Finance, Legal Assistant, PO Box 187, 7th Floor, 1723 Hollis Street, Halifax, Nova Scotia, B3J 2N3, Canada.

     The SEC maintains an Internet site that contains reports, statements and other information regarding issuers that file electronically with the SEC. The address for the SEC’s Internet site is http://www.sec.gov.

     In this document, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. See “Foreign Exchange” for information regarding the rates of conversion of US dollars and other foreign currencies into Canadian dollars.

     On December 31, 2002, the closing spot rate for the US dollar in Canada, as reported by the Bank of Canada, expressed in Canadian dollars, was $1.5776.

     Totals in tables set forth in this document may not add due to rounding.

FORWARD-LOOKING STATEMENTS

     This Exhibit includes forward-looking statements. The Province of Nova Scotia has based these forward-looking statements on its current expectations and projections about future events. These forward-looking statements are subject to risks,uncertainties, and assumptions about the Province of Nova Scotia, including, among other things:

• The Province of Nova Scotia’s economic and political trends; and,

• The Province of Nova Scotia’s ability to control expenses and maintain revenues.

     In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Annual Report might not occur.

SUMMARY

The following summary is provided for your convenience. You should also read the more detailed information provided elsewhere in this exhibit.

	Province of Nova Scotia
Economy	1997	1998	1999	2000	2001

	(In millions unless otherwise indicated)
Gross Domestic Product at Market Prices	$20,368	$21,401	$22,970	$24,224	$25,203
Personal Income	19,313	20,305	21,368	22,448	23,212
Capital Expenditures	3,942	4,231	5,007	4,498	4,316
Annual Increase in Consumer Price Index	2.1%	0.6%	1.7%	3.5%	1.8%
Population at July 1 (In thousands)	935	936	941	942	943
Unemployment Rate	12.1%	10.5%	9.6%	9.1%	9.7%

	Fiscal Years Ending March 31

	Restated	Restated	Restated
Revenues and Expenses - Consolidated Entity	1999(1)	2000(2)	2001(3)	2002

	(In millions)
Revenues	$4,968.1	$5,123.1	$5,515.0	$5,638.8
Net Current Expenses	5,390.0	5,679.3	5,794.4	6,032.9

Deficit from Operations	(421.9)	(556.2)	(279.4)	(394.1)
Net Income from Government Business Enterprises	160.7	234.5	246.1	308.9

Provincial Deficit before Unusual Item	(261.2)	(321.7)	(33.3)	(85.2)
Unusual Item (4)	—	(475.3)	179.8	31.0

Provincial Surplus/(Deficit) (5)	$(261.2)	$(797.0)	$146.5	$(54.2)

(1)	Restated to reflect changes in accounting for pension benefits, and tangible capital assets. See “Government Finance - Changes in Accounting Policies.”

(2)	Restated to reflect changes in accounting for sinking fund investment premiums and discounts. See “Government Finance - Changes in Accounting Policies.”

(3)	Restated to reflect change in accounting policy for capital treatment of Industrial Parks and Malls.

(4)	2000 - Provision for expected loss on sale of Sydney Steel Corporation (“Sysco”), including its unfunded pension liabilities and estimated environmental remediation; 2001 - Gain from sale of certain assets (net of related costs) of Nova Scotia Resources Limited (“NSRL”); and, 2002 - Gain from sale of certain assets of NSRL ($30.8 million), Nova Scotia Innovation Corporation’s gain on sale of assets ($0.2 million).

(5)	The Provincial surplus for the Consolidated Entity is forecast to be $8.3 million for fiscal year 2002-03.

	As at March 31

Public Sector Funded Debt	1998	1999	2000	2001	2002

	(In millions unless otherwise indicated)
Total Provincial Funded Debt	$10,861.2	$11,557.0	$12,671.4	$13,436.5	$14,912.4
Total Guaranteed and Contingent Debt	1,068.4	853.7	851.2	377.9	375.5
Total Underlying Debt	25.0	22.4	17.9	17.3	16.9

Total Public Sector Funded Debt	11,954.6	12,433.1	13,540.5	13,831.7	15,304.8
Less: Sinking Funds, Public Debt Retirement Funds	2,422.3	2,741.1	2,939.9	3,077.9	3,037.6

Net Public Sector Funded Debt	$9,532.3	$9,692.0	$10,600.6	$10,753.8	$12,267.2

Per Capita ($)	10,195	10,355	11,265	11,416	13,009
As a Percentage of:
Personal Income	49.4%	47.7%	49.6%	47.9%	52.8%
Gross Domestic Product at Market Prices	46.8%	45.3%	46.1%	44.4%	48.7%

MAP OF NOVA SCOTIA

INTRODUCTION
General

     The Province of Nova Scotia (“Nova Scotia” or the “Province”) is the most populous of the four Atlantic Provinces of Canada (“Atlantic Canada”) and covers 20,402 square miles. It extends 360 miles in length and varies in width from 50 miles to 105 miles.

     Nova Scotia’s population, according to estimates by Statistics Canada, was 944,765 as of July 1, 2002. This amounted to 3.0% of Canada’s population of 31.4 million. The largest urban concentration in Atlantic Canada is the Halifax Regional Municipality (“Halifax”). Halifax Census Metropolitan Area, which is located centrally on the Atlantic coast of the Province,had a population of 363,211 as of July 1, 2002. Halifax is the capital of Nova Scotia and is an educational, financial,governmental and commercial center, as well as the location of an important naval base.

Political System

     The Legislature of Nova Scotia consists of the Lieutenant Governor and the Legislative Assembly. The Legislative Assembly is elected by the people for a term not to exceed five years. It may be dissolved at any time by the Lieutenant Governor on the advice of the Premier of the Province, who is traditionally the leader of the majority party in the Legislative Assembly.

     The last Provincial general election was held on July 27, 1999. The Progressive Conservative Party was elected to a majority government and holds 31 seats in the Legislature. The official opposition in the Legislative Assembly is the New Democratic Party with 11 seats. The Liberal Party holds 10 seats.

     The executive power in the Province is vested in the Governor in Council, comprising of the Lieutenant Governor acting on the advice of the Executive Council. The Executive Council is responsible to the Legislative Assembly. The Lieutenant Governor, who is the representative of the Queen in the Province, is appointed by the Governor General of Canada in Council. Members of the Executive Council are appointed by the Lieutenant Governor, normally from members of the Legislative Assembly, on the nomination of the Premier.

     The Parliament of Canada is composed of the Queen represented by the Governor General, the Senate, whose members are appointed by the Governor General upon the recommendation of the Prime Minister of Canada, and the House of Commons,whose members are elected by the people. The people of Nova Scotia are entitled to send 11 elected representatives to the 301 member House of Commons. Nova Scotia is represented in the Senate by 10 Senators.

Constitutional Matters

     Like the British Constitution, the Constitution of Canada (the “Constitution”) is not contained in a single document, but consists of a number of statutes, orders and conventions. The two fundamental documents are the Constitution Act, 1867(formerly the British North America Act, 1867), which provided for the federation of British North American provinces, and theConstitution Act, 1982 (the “1982 Act”), which, among other things, provides a means of amending the Constitution in Canada itself. The 1982 Act was consequently the last Canadian Constitution Act of the Parliament of the United Kingdom.

     The 1982 Act includes a Charter of Rights and Freedoms, which encompasses: language rights; Aboriginal rights; the principles of the reduction of regional economic disparities and the making of fiscal equalization payments to the provinces by the Government of Canada; and, an enumeration of other Acts and orders which are part of the Constitution.

     Under the Constitution, the legislatures of the provinces have exclusive jurisdiction over certain subjects, including:

•	hospitals;

•	education;

•	municipal institutions;

•	property and civil rights;

•	non-renewable natural resources;

•	forestry resources;

•	other matters of purely provincial or local concern;

•	direct taxation within the provinces for the raising of provincial revenues; and,

•	the borrowing of money on the credit of the provinces.

     The Parliament of Canada has jurisdiction over subjects not assigned exclusively to the provincial legislatures, and such enumerated matters as:

•	the Federal public debt and property;

•	the raising of money by taxation;

•	the borrowing of money on the public credit of Canada;

•	the regulation of trade and commerce;

•	currency and coinage;

•	banks and banking;

•	national defence;

•	the postal service; and,

•	shipping and navigation.

     As a province of Canada, Nova Scotia could be affected by political events in another province. For instance, the Government of Quebec has indicated that at some time in the future it may hold a referendum on secession. The Government of Canada referred the issue of whether the Province of Quebec has any unilateral right of secession, either under the Canadian Constitution or international law, to the Supreme Court of Canada.

     On August 20, 1998, the Supreme Court of Canada ruled that the Province of Quebec did not have the unilateral right of secession, and that any proposal to secede authorized by a clear majority in response to a clear question in a referendum should be construed as a proposal to amend the Constitution, which would require negotiations. These negotiations would have to deal with a wide array of issues, such as the interests of the other provinces, the Federal Government, the Province of Quebec, and the rights of all Canadians both within and outside the Province of Quebec, and specifically the rights of minorities, including Aboriginal peoples.

Current Issues Concerning Native Persons

     The Mi’kmaq are the descendants of the aboriginal people who lived in Nova Scotia prior to European contact. The Federal Court of Appeal, during the approval process for the Maritimes & Northeast Pipeline, ruled that the National Energy Board (“NEB”) was required to ensure proper participation of Mi’kmaq organizations in its decision-making process respecting its construction and operation. Maritimes & Northeast Pipeline and the Mi’kmaq have settled this matter. However, there are pending legal actions against the Province by the Mi’kmaq respecting claims to aboriginal title to the lands on which the Maritimes & Northeast Pipeline Project is constructed and with respect to an alleged government duty to consult in relation to those lands.These actions have not proceeded beyond the preliminary pleadings stage.

     A conviction was entered against native persons who were cutting forest products on Crown land without a permit. Aboriginal title and treaty rights were unsuccessfully argued as defenses for the cutting activities. An appeal of the conviction was dismissed by the Nova Scotia Supreme Court on March 1, 2002. A further appeal to the Nova Scotia Court of Appeal has been filed and is scheduled to be heard in March 2003.

     In addition, the Supreme Court of Canada has confirmed the constitutionally protected treaty right of the Mi’kmaq to obtain a moderate livelihood from fishing, hunting and gathering. See “Economy - Goods Producing Industries - Fisheries” for further details.

ECONOMY

Principal Economic Indicators

     Nova Scotia’s economy is influenced by the economic situation of its principal trading partners in Canada and abroad, particularly the United States. In 2001, Nova Scotia’s gross domestic product (“GDP”) at market prices was $25.2 billion, or 2.3% of Canada’s GDP. Compared with the levels for 2000, real GDP in constant dollars for Nova Scotia and Canada increased by 2.5% and 1.5%, respectively, in 2001. Foreign exports of goods from Nova Scotia increased by 11.2% in 2001 over 2000. Manufacturers’ shipments for Nova Scotia increased by 0.6% in 2001 over 2000, compared to a decrease of 5.2% for Canada. In October 2002, the Conference Board of Canada forecasted that Nova Scotia and Canada’s GDP growth at market prices in chained 1997 dollars would be 3.4% and 3.5%, respectively, for 2002.

     The following table sets forth certain information about economic activity in Nova Scotia and, where provided, Canada, for the calendar years 1997 through 2001.

SELECTED ECONOMIC INFORMATION

						Compound
						Annual
						Rate of
	1997	1998	1999	2000	2001	Growth (1)

	(In millions unless otherwise stated)
Gross Domestic Product (Nova Scotia):
Market Prices (2)	$20,368	21,401	$22,970	$24,224	25,203	5.5%
Chained (1997) Dollars (3)	20,368	21,127	22,247	22,657	23,233	3.3%
Gross Domestic Product (Canada):
Market Prices (2)	882,733	914,973	980,524	1,064,995	1,092,246	5.5%
Chained (1997) Dollars (3)	882,733	918,910	968,451	1,012,335	1,027,523	3.9%
Personal Income	19,313	20,305	21,368	22,448	23,212	4.7%
Per Capita Personal Income ($) (4)	20,656	21,693	22,732	23,855	24,615	4.5%
Capital Expenditures	3,942	4,231	5,007	4,498	4,316	2.3%
Retail Trade	7,373	7,712	8,163	8,485	8,703	4.2%
Value of Manufacturers’ Shipments	6,351	6,540	7,818	8,489	8,538	7.7%
Annual Increase in Consumer Price Index:
Nova Scotia	2.1%	0.6%	1.7%	3.5%	1.8%
Canada	1.6%	0.9%	1.7%	2.7%	2.6%

(1)	Compound annual rate of growth is computed by distributing the aggregate amount of growth during the period on the basis of a single annual rate of growth compounded annually. These rates are not adjusted for inflation unless otherwise indicated.

(2)	Gross Domestic Product (“GDP”) at market prices represents the value added by each of the factors of production plus indirect taxes less subsidies.

(3)	In May 2001, Statistics Canada adopted the Fisher index formula, chained quarterly, in the quarterly Income and Expenditure Accounts, as the official measure of real expenditure-based GDP. This formula produces a more accurate measure of quarter-to-quarter growth in GDP and its components. The change also brings the Canadian measure in line with the US quarterly Income and Product Accounts which also use the chain Fisher formula to measure real GDP.

(4)	In dollars.

Sources: Statistics Canada, Catalogue Numbers 13-213, 61-206, 31-001, 63-005 and CANSIM Table 080-0002.

Recent Developments

     The following table sets forth the most recently available information with respect to certain economic indicators for Nova Scotia and Canada.

		Growth

	Period	Nova Scotia	Canada

Retail Trade (1)	Jan.- Oct. 2002/	5.9%	6.4%
	Jan.- Oct. 2001
Housing Starts (all areas (2))	Jan.- Sept. 2002/	13.3%	27.0%
	Jan.- Sept. 2001
Unemployment Rate (3)	November 2002	9.5%	7.5%
Consumer Price Index	Jan.- Nov. 2002/	2.8%	2.1%
	Jan.- Nov. 2001

(1)	Seasonally adjusted.

(2)	These figures represent residential housing starts in both urban and rural areas.

(3)	These figures reflect the rate of unemployment (seasonally adjusted), not the growth rate of unemployment over the previous year period.

Economic Structure

     Nova Scotia’s economy features the general characteristics of developed economies. Nova Scotia’s service sector is proportionately larger than that of Canada. This represents Nova Scotia’s long-established position as the principal private sector service centre for Atlantic Canada and the centre for regional public administration and defence. The following table shows the relative contribution of each sector to GDP in basic prices (1997 constant dollars) for Nova Scotia and Canada for the calendar years indicated.

NOVA SCOTIA GROSS DOMESTIC PRODUCT BY INDUSTRY
IN BASIC PRICES, 1997 CONSTANT DOLLARS

						Compound
						Annual	% of GDP in Basic
						Rate of	Prices, 2001
						Growth
	1997	1998	1999	2000	2001(1)	1997-2001	Nova Scotia	Canada

	(In millions)
Primary Sector:
Agriculture, Forestry, Fishing and Hunting	$511.7	$513.4	$610.7	$637.0	$632.0	5.4%	3.0%	2.2%
Mining and Oil and Gas Extraction	305.5	366.4	296.6	490.6	601.0	18.4%	2.8	3.9
Utilities	475.4	486.2	503.2	522.5	531.2	2.8%	2.5	2.9

	1,292.6	1,366.0	1,410.5	1,650.1	1,764.2	8.1%	8.4	9.0

Secondary Sector:
Manufacturing	1,905.1	1,956.3	2,158.0	2,180.8	2,132.8	2.9%	10.1	17.0
Construction	981.0	1,101.7	1,266.8	1,111.5	1,080.7	2.4%	5.1	5.3

	2,886.1	3,058.0	3,424.8	3,292.3	3,213.5	2.7%	15.2	22.3

Service Sector:
Transportation and Warehousing	822.1	841.2	880.8	921.2	919.0	2.8%	4.4	4.7
Wholesale and Retail Trade	2,015.1	2,108.5	2,313.6	2,358.9	2,410.6	4.6%	11.4	11.3
Information and Culture Industries	703.3	739.4	808.5	926.6	1,022.2	9.8%	4.8	4.4
Finance and Insurance, Real Estate and Leasing and Management of Companies	4,005.8	4,132.3	4,204.1	4,338.2	4,484.0	2.9%	21.3	19.7
Educational Services	1,187.3	1,197.3	1,202.5	1,185.6	1,195.7	0.2%	5.7	4.6
Health Care and Social Assistance	1,479.1	1,530.3	1,623.9	1,624.0	1,642.6	2.7%	7.8	5.8
Arts, Entertainment and Recreation	139.2	133.3	139.3	138.6	147.2	1.4%	0.7	0.9
Accommodation and Food Services	488.3	538.6	556.4	575.8	595.7	5.1%	2.8	2.4
Other (2)	1,207.9	1,280.1	1,367.6	1,427.4	1,495.3	5.5%	7.1	9.2
Public Administration	2,153.1	2,153.5	2,189.2	2,166.7	2,200.6	0.5%	10.4	5.7

	14,201.2	14,654.5	15,285.9	15,663.0	16,112.9	3.2%	76.4	68.7

Gross Domestic Product at Basic Prices	$18,379.9	$19,078.5	$20,121.2	$20,605.4	$21,090.6	3.5%	100%	100%

(1)	Preliminary estimates.

(2)	Includes the following industry categories: Professional, Scientific and Technical Services; Administrative and Support, Waste Management and Remediation Services; and, Other Services.

Source: Statistics Canada, Catalogue Number 15-203-XPB.

Population and Labor Force

     The population of Nova Scotia, according to estimates by Statistics Canada, was 942,884 at July 1, 2001 or 3.0% of the Canadian population of 31.1 million. During the period July 1997 to July 2001, the compounded annual population growth rate was 0.2% for Nova Scotia as compared to 0.9% for Canada. During the period from the 1997 to 2001 calendar years, Nova Scotia’s labour force grew at a compounded annual rate of 1.8%, the same as Canada.

     In 2001, the Province’s labour force averaged 468,900 persons, representing 62.4% of the population 15 years of age and over, and an increase of 0.7 percentage points in the participation rate over 2000. On a seasonally adjusted basis, Nova Scotia’s unemployment rate increased from 9.2% in November 2001 to 9.5% in November 2002, compared with a decrease from 7.6% to 7.5% for Canada during the same period. The increase in the unemployment rate for Nova Scotia in November 2002 reflects the increase of 3,300 in the labour force, and an increase of 1,600 in the number of persons unemployed, despite the increase of 1,700 in the number of persons employed, compared with the same period in 2001.

     The following table sets forth Nova Scotia’s population and labor force for the 1997 to 2001 calendar years.

POPULATION AND LABOR FORCE

						Compound
						Annual
						Rate of
	1997	1998	1999	2000	2001	Growth

	(In thousands unless otherwise indicated)
Total Population (July 1)	935	936	941	942	943	0.2%
Population 15 Years of Age and Over	730	735	741	748	752	0.7%
Labor Force	437	446	452	462	469	1.8%
Labor Force Employed	384	399	409	420	423	2.4%
Participation Rate (%):
Nova Scotia	59.9	60.7	61.0	61.7	62.4
Canada	64.9	65.1	65.6	65.9	66.0
Unemployment Rate (%):
Nova Scotia	12.1	10.5	9.6	9.1	9.7
Canada	9.1	8.3	7.6	6.8	7.2

     Source: Statistics Canada, Catalogue Number 71F0004XCB and 91-213-XIB.

     The following table illustrates the distribution of employment in Nova Scotia by industry for the calendar years 1991 and 2001.

EMPLOYMENT BY INDUSTRY

	1991	2001
	% of Total	% of Total

Agriculture	1.9%	1.7%
Forestry, Fishing, Mining, Oil and Gas	4.9	3.2
Utilities	0.8	0.6
Construction	5.9	6.1
Manufacturing	11.0	10.3
Wholesale and Retail Trade	18.5	18.2
Transportation and Warehousing	5.2	5.0
Finance, Insurance, Real Estate and Leasing	5.7	4.7
Professional, Scientific and Technical Services	3.1	4.3
Management, Administrative and Other Support	2.1	4.4
Educational Services	7.7	7.8
Health Care and Social Assistance	11.4	11.9
Information, Culture and Recreation	3.4	4.2
Accommodation and Food Services	5.5	6.9
Other Services	5.0	4.6
Public Administration	8.1	6.1

Total – All Industries	100.0%	100.0%

     Source: Statistics Canada, Labour Force Historical Review 2001 CD-ROM No71F0004-XCB.

Income and Prices

     In 2001, personal income in Nova Scotia increased by 3.4% to $23,212 million. In 2001, average weekly wages increased by 1.9% to $569.61.

     The following table shows the percentage increases in the average weekly wages and salaries and Consumer Price Index (“CPI”) for Nova Scotia and Canada for the calendar years 1997 through 2001.

CPI and Average Weekly Wages and Salaries, Industrial Aggregate
(Per cent Increase Over Previous Years)

	Nova Scotia			Canada

	Average			Average
	Weekly Wages			Weekly Wages
	and Salaries		CPI	and Salaries	CPI

1997		1.0%	2.1%	2.0%	1.6%
1998		1.9%	0.6%	1.4%	0.9%
1999	–	0.3%	1.7%	1.1%	1.7%
2000		2.3%	3.5%	2.3%	2.7%
2001		1.9%	1.8%	1.7%	2.6%

     Source: Statistics Canada, Catalogue Number 72F0023X1B, Catalogue Number 72-002 and 62-001.

Capital Expenditures

     Capital expenditures consist of investment in new construction and machinery and equipment in Nova Scotia by the private sector and all levels of government. The following table sets forth total capital expenditures for the 1997 to 2001 calendar years and investment intentions for 2002.

CAPITAL EXPENDITURES (1)

	1997	1998	1999	2000	2001 (2)	2002(3)

	(In millions)
Housing	$913.9	$799.5	$1,008.4	$1,091.7	$1,068.9	$1,196.3
Public Administration, Education, Health
& Social Services	511.0	406.5	399.9	439.8	614.6	949.2
Wholesale and Retail Trade	229.0	192.8	215.4	286.3	209.8	213.9
Finance, Insurance, Real Estate and
Leasing	453.5	389.5	455.6	532.5	371.6	446.0
Manufacturing	896.1	326.2	375.5	391.2	328.9	379.4
Transportation & Warehousing	156.3	327.1	503.4	236.2	220.2	194.4
Information & Cultural Industries	190.3	161.1	290.8	310.1	346.7	307.0
Agriculture, Forestry & Fishing	87.9	114.9	95.8	97.5	99.3	98.4
Mining and Mining Related	149.1	1,092.9	1,295.8	697.4	674.9	877.0
Other (4)	355.0	420.9	366.5	415.0	381.3	296.2

Total	$3,942.1	$4,231.4	$5,007.1	$4,497.7	$4,316.2	$4,957.8

Private Sector	$3,365.1	$3,746.0	$4,556.8	$4,027.9	$3,694.7	$4,001.9
Public Sector	577.0	485.4	450.3	469.8	621.5	955.9

Total	$3,942.1	$4,231.4	$5,007.1	$4,497.7	$4,316.2	$4,957.8

Construction	$1,867.2	$2,734.3	$3,411.8	$2,678.0	$2,618.0	$3,067.2
Machinery and Equipment	2,074.9	1,497.1	1,595.3	1,819.7	1,698.2	1,890.6

Total	$3,942.1	$4,231.4	$5,007.1	$4,497.7	$4,316.2	$4,957.8

(1)	Capital Expenditures are now classified under the North American Industrial Classification System (“NAICS”).

(2)	Preliminary Actual.

(3)	Revised Investment Intentions as measured in July 2002.

(4)	“Other” includes Utilities; Construction; Professional, Scientific and Technical Services; Management of Companies and Enterprises Administrative and Support, Waste Management and Remediation Services; Arts, Entertainment and Recreation, Accommodation and Food Services; and, Other Services.

     Source: Statistics Canada, Catalogue Number 61-205 and 61-206.

     Capital expenditures in 1998 rose 7.3% over 1997 levels primarily as a result of the continued construction activity for the Sable Offshore Energy Project (“SOEP”). Capital expenditures for this project are included in the mining sector which offset the significant decline in the manufacturing sector as a result of the completion of the construction of a supercalendered paper plant at Stora Enso.

     Capital expenditures in 1999 increased by 18.3% over the 1998 levels. SOEP Tier I continued to be the largest source of capital expenditure growth in 1999. See “Economy-Offshore Exploration and Development”. In addition, capital expenditure in housing grew by 26.1% in 1999 over 1998 due to favorable mortgage rates, increased expenditures on renovations and a positive economic environment.

     Capital expenditures in 2000 declined by 10.2% compared to 1999 as a result of the completion by December 1999 of construction of SOEP Tier I and the natural gas transmission pipeline. The completion of these projects was partially offset in 2000 by capital expenditures in other private sector projects including the gas lateral to Halifax, conversion of the Tufts Cove power generating station, offshore exploration and increased activity in housing construction.

     Capital expenditures in 2001 declined by 4.0% compared to 2000 level mainly due to lower spending on machinery and equipment in Finance, Insurance, Real Estate and Leasing, Manufacturing, and Wholesale and Retail Trade, partially offset by higher spending in the public sector. The revised investment intentions for 2002 show a 14.9% increase over actual spending in 2001. This growth reflects planned growth in public spending and continued offshore exploration and SOEP Tier II development expenditures. In dollar terms, the gain is approximately equally distributed between the private and public sectors. Proportionately, however, the increase in public-sector capital spending is greater, 53.8% compared to 8.3% in the private sector.

     All three levels of government show an anticipated increase in capital spending in 2002. The Provincial government is proceeding with school construction and highways improvement programs. Local governments are engaged in various water and sewage projects, supported by the cost-shared $195 million Canada-Nova Scotia infrastructure program. Spending by the Federal government on security-related investments is reflected in the near-trebling in 2002 in spending on machinery and equipment by Federal and Provincial governments combined.

Goods Producing Industries

     Manufacturing The manufacturing industry is the largest contributor to the goods producing portion of Nova Scotia’s economy and accounted for 10.3% of the total employment in 2001. The gross selling value of manufacturers’ shipments increased from $6,351 million in 1997 to an estimated total of $8,538 million in 2001, representing a compound annual rate of growth of 7.7%. This compares with a compound annual rate of growth of 4.5% for Canada over the same period.

     Approximately 43.8% of manufacturing output for Nova Scotia in 2001 was attributable to three industry groups: food; paper and allied industries; and, wood industries. Three plants operated by Michelin North American (Canada) Inc. and a petroleum refinery (for which the specific output values are not published but are included by Statistics Canada in “Other” shown in the table below) contributed significant output within the manufacturing sector.

     In 2001 the food industry accounted for 25.6% of total manufacturing shipments. In 2001, 49.3% of the output in this industry group was attributable to seafood product processing. Paper and allied industries represented 12.6% of total shipments. The pulp and paper operations in Nova Scotia accounted for the major part of the output of this industry group.

     In 1998, manufacturing shipments increased by 3.0% over 1997. This represented growth in all sectors and, in particular, a rebound in paper and allied products which was contributed to by new production at Stora Enso.

     In 1999, the value of manufacturing shipments increased 19.5% over 1998. Growth occurred in 16 of Nova Scotia’s 22 manufacturing sectors. Paper and allied products and wood industries both grew in 1999, reflecting higher prices and capacity increases. Railcar production and ship building were also areas of particular strength in 1999.

     In 2000, the value of manufacturing shipments increased 8.6% over 1999, reflecting the increase in demand for Nova Scotia- produced goods from markets in the United States. Exports of merchandise to the United States increased by 36.1% in 2000. Passenger car and light truck tire manufacturing and oil refinery shipments both grew in 2000, in part due, respectively, to the Firestone tire recall and increased oil prices. Growth was partially offset by the decline in railcar production, and weakness in the lumber industry.

     The growth in 2001 over 2000 was weak, at 0.6%, due to slowdown in United States economy in 2001. The United States is the primary market for Nova Scotia’s merchandise exports.

     The following table sets forth the gross selling value of manufacturers’ shipments for Nova Scotia by industry group for the calendar years 1997 through 2001.

GROSS SELLING VALUE OF MANUFACTURERS’ SHIPMENTS

	1997	1998	1999	2000	2001

	(In millions)
Food	$1,701	$1,729	$2,253	$2,245	$2,186
Paper and Allied Industries	(1)	756	865	1,065	1,073
Wood Products	331	368	485	472	481
Beverages	(1)	165	190	194	210
Fabricated Metal Products	(1)	207	209	213	225
Non-Metallic Minerals	(1)	115	172	166	160
Plastic and Rubber Products	761	774	786	1,030	1,067
Transportation Equipment	828	931	869	704	665
Other (2)	2,730	1,495	1,989	2,400	2,471

	$6,351	$6,540	$7,818	$8,489	$8,538

(1)	Included in Other.

(2)	Includes clothing, chemicals, primary metals, machinery, computer and electronic products, electrical equipment, furniture, refined petroleum and coal products, printing and related activities.

     Source: Statistics Canada, Catalogue Number 31-001-XPB.

     Construction The construction industry is the second largest goods-producing industry in Nova Scotia. Its contribution to GDP in basic prices was $1,080.7 million in 2001 and accounted for 5.1% of total GDP in basic prices. Construction activity accounted for 60.7% of total capital expenditures in 2001 and 61.9% in 2002.

     Canada Mortgage and Housing Corporation has reported that housing starts in all areas of Nova Scotia decreased by 7.7% in 2001 from 2000, compared to an increase of 8.6% at the national level over the same period.

     In 2001, the value of building permits declined by 20.3% from 2000 for Nova Scotia, including a 7.4% decrease in residential construction and a 37.8% decrease in non-residential construction. In Canada, the value of building permits increased by 6.3% in 2001 over 2000. For the January to October period in 2002, the value of building permits in Nova Scotia stood at $726.4 million, an increase of 20.5% from the same period last year. In Canada, the January to October 2002 value of building permits rose 16.4%.

     Fisheries A large and diverse commercial fishery and processing industry exists in Nova Scotia. Nova Scotia harvests over 50 different species of seafood and exports these products to all major seafood markets. Fisheries resources are managed by the Federal government through detailed stock assessment plans and quotas.

     In 2001, the value of seafood products exported from Nova Scotia was $1,147.7 million, an increase of 5.0% over the 2000 level. The United States accounts for 67.3% of total seafood exports. The growth in exports is attributable to the shellfish sector.

     Preliminary figures for 2001 on the value of Nova Scotia’s fish landings were $763.9 million and shellfish such as lobster, snow crab and scallops accounted for 71.8% of the value of landings. Groundfish such as cod, haddock and hake accounted for 8.1% and pelagic such as herring and tuna accounted for 3.7% of the total value of landings. Lobster is the predominant species and represented 48.3% of the total value. Aquaculture contributed an additional $36.3 million to fish landings.

     Groundfish landings fell dramatically in the first part of the decade, but have remained relatively stable for the last five years. Some stocks have shown a marginal improvement.

     The following table sets forth information with respect to the fishing and fish processing industry in Nova Scotia for the calendar years 1997 through 2001.

FISHING AND FISH PROCESSING INDUSTRY

	1997	1998(1)	1999 (1)	2000 (2)	2001 (2)

Quantity of Fish Landings (millions of pounds) (3)	661.1	656.6	673.3	675.8	755.1
Value of Fish Landings (millions of dollars) (3)	511.8	542.5	634.4	647.7	763.9
Market Value of Fish Products Produced (millions of dollars) (4) (5)	972.4	1,030.8	1,168.5	1,230.6	1,451.3
Capital Investment (millions of dollars) (6)	37.8	43.4	49.3	50.8	53.4
Value of Exports of Fish and Marine Products (millions of dollars)	827.7	889.5	992.4	1,092.9	1,147.7

(1)	Revised.

(2)	Preliminary.

(3)	Does not include Aquaculture.

(4)	Estimated by Province of Nova Scotia.

(5)	Includes an estimate of market value for imported frozen fish processed net of raw material costs.

(6)	Includes fishing, hunting and trapping.

     Sources: Department of Fisheries and Oceans and Nova Scotia Department of Agriculture and Fisheries. Statistics Canada, Catalogue Number 61-205.

     Participation in, and regulation of the fisheries was the subject of a 1999 decision of the Supreme Court of Canada. In September and November 1999, the Supreme Court held that under the Treaty of 1760, the Mi’kmaq are entitled “to continue to provide for their own sustenance by taking the products of their hunting, fishing and other gathering activities, and trading for what in 1760 was termed ‘necessaries’” which the Supreme Court interpreted as the ability to obtain a “moderate livelihood”. A moderate livelihood was described by the Supreme Court as including basics such as “food, clothing and housing, supplemented by a few amenities” but does not extend to the open-ended accumulation of wealth. The Supreme Court held that the right is subject to regulation. See “Introduction - Current Issues Concerning Native Persons”. The case was fact-specific in relation to eels and determinations of what are appropriate hunting, fishing and gathering activities for modern Mi’kmaq will be decided by either a court on a case by case, fact-specific basis or through negotiations of the parties. Interim fishing agreements have been entered into by the Federal Department of Fisheries and Oceans with a majority of the native groups, dealing with the issuance of limited licenses for specific fisheries, including lobster fishing zones, training and acquisition of equipment. The initial agreements expired on March 31, 2001. New agreements have been entered into with the majority of these groups, with terms of one to three years. Licenses issued pursuant to these agreements are available as a result of Federal purchases of non-native licenses.

     Mining and Mineral Exploration The gross value of the output of Nova Scotia’s mining industry is estimated at $1,415.2 million for 2001, representing a compound annual increase of 31.0% from 1997. This growth was primarily due to the production of natural gas and condensates which commenced in December 1999, and more than offset by the decline in the production of oil and coal. The total value of mineral production rose 18.6% in 2001 over 2000.

     The following table shows the gross value of mineral production by product for Nova Scotia for the calendar years 1997 through 2001.

VALUE OF MINERAL PRODUCTION (1)

						Compound
						Annual Rate
	1997	1998	1999 (2)	2000 (3)	2001 (3)	of Growth

	(In millions)
Natural Gas and Natural Gas By-products	$—	$—	$—	$799.8	$972.2		21.6%
Coal	157.5	129.6	99.1	63.1	53.6	–	23.6%
Crude Oil and Equivalent	102.7	118.1	54.5	98.0	150.7		10.1%
Gypsum and Anhydrite	74.1	72.9	83.6	81.3	76.0		0.6%
Other Non-Metals	146.4	132.4	142.8	150.8	162.8		2.7%

	$480.7	$453.0	$380.0	$1,193.0	$1,415.2		31.0%

(1)	In some categories, “Mineral Production” refers to sales value of shipments.

(2)	Revised.

(3)	Preliminary.

Source: Statistics Canada, Catalogue Number 26-202.

     In December 1999, SOEP began production. Production from the first three fields of Tier I is currently estimated at 550 million cubic feet of gas per day and 20,000 barrels of natural gas liquids per day. Front-end engineering, design and procurement management work has already begun on SOEP’s second phase known as Tier II. See “Economy - Offshore Exploration and Development”.

     Crude oil production from the Cohasset-Panuke project terminated in 1999. See “Economy - Offshore Exploration and Development”. The increase in the value of production in 1998 reflects resumption of full production following the scheduled refit of a production jackup rig and temporary problems of transferring oil production to an offshore storage facility in 1997. Production in 2000 and 2001 consists mostly of condensates from the output of the offshore natural gas fields.

     Nova Scotia’s gypsum and anhydrite production in 2001 amounted to 7.4 million tons, a decline of 3.0% from 2000 production. Nova Scotia’s gypsum production in 2001 accounted for 78.8% of the total dollar value of Canadian production. Nova Scotia is also a producer of salt, limestone and pharmaceutical barite.

     Coal accounted for only 3.8% of the value of Nova Scotia’s mineral production in 2001. Six surface coal mines are currently operating in Nova Scotia. On September 13, 1999 the Cape Breton Development Corporation (“Devco”) announced the early closing of the Phalen mine for safety and economic reasons. In November 2001, Devco’s last underground coal mine, the Prince Mine, closed after an unsuccessful attempt to sell it to a private-sector company. Coal production in 2001 was 1.1 million metric tons, all of which was delivered for use by Nova Scotia Power Incorporated. See “Economy - Energy” below.

     Agriculture The value of farm cash receipts was estimated at $419.2 million in 2001, compared with $374.1 million in 1997, representing a compound annual rate of growth of 2.9%. The major components of agricultural production in Nova Scotia are dairy products, livestock, poultry and eggs. In 2001, farm cash receipts in Nova Scotia increased 1.3% from 2000, as compared to an increase of 9.8% for Canada. Nova Scotia was affected by low rainfalls and high temperatures in some areas during 1997, 1998 and 1999. In 2000 and 2001, weather conditions resumed their normal patterns.

     Forestry Nova Scotia’s Department of Natural Resources estimated that the volume of growing stock on forested areas was 14.1 billion cubic feet as of November 26, 2002, of which approximately 28% is situated on Provincially owned lands.

     In 2001, the value of shipments by the wood products and the paper and allied industries was $481.0 million and $1,073 million, an increase of 1.8% and an increase of 0.8%, respectively, over the shipments in 2000. The increases in paper and allied products reflect the completion of the Stora Enso paper plant construction at the end of the first quarter of 1998 and phased-in increases in production in the following years.

     For sixteen years, US softwood lumber producers have sought action by the US government either to force change to Canadian forest management practices or to restrict trade in Canadian lumber. For virtually that same entire period, the provinces of Nova Scotia, New Brunswick, Prince Edward Island, and Newfoundland and Labrador and the softwood lumber producers in these provinces have been exempted from the provisions of any trade restrictions or agreements that have been established, in recognition of the forest ownership pattern and Crown tenure practices specific to this region.

     On April 23, 2001 the US Department of Commerce (“Department of Commerce”) initiated its current countervailing and anti-dumping investigations. No Atlantic Canada programs were named for investigation. On July 27, 2001 the Department of Commerce amended its Notice of Investigation to exempt the provinces of Nova Scotia, Newfoundland and Labrador, Prince Edward Island and New Brunswick from the countervailing duty investigation. Softwood lumber produced in the region from logs originating in the Atlantic provinces of Canada are not subject to the current countervail duties applicable in other provinces. Atlantic Canada remained subject to the anti-dumping investigation. On April 2, 2002 the Department of Commerce published its Final Determination of Dumping in the Federal Register, and subsequently made a Ministerial error correction on April 25, 2002, reducing the final “all–other” dumping margin to 8.43%. Softwood lumber shipments originating in Nova Scotia are subject to the “all-other” anti-dumping duty. The Government of Canada has requested both North American Free Trade Agreement and World Trade Organization Panel Reviews of the Final Dumping Determination. Both final duties became effective against import entries as of May 22, 2002.

     The existence for the first time of the anti-dumping penalties has produced unintended market distortions not previously evident in any lumber trade remedies imposed during past disputes. High rates of Canadian production and increased import landings from other producing nations have resulted in North American markets being over-supplied, resulting in low and declining prices for softwood lumber through 2002. Any potential advantage Nova Scotian producers may have had from exemption from countervail duties has been negated by these low prices.

Exports

     Nova Scotia’s international merchandise exports amounted to $5,706.7 million in 2001 compared with $3,161.0 million in 1997, representing a compound annual rate of growth of 15.9% over that period. In 2001, Nova Scotia’s international exports grew 11.2% over 2000 levels, largely due to new exports of natural gas. See “Offshore Exploration and Development” below. In 2001, 28.4% of Nova Scotia’s GDP was from international merchandise exports.

     The following table sets forth Nova Scotia’s top 10 international exports for the calendar years 1997 through 2001.

INTERNATIONAL EXPORTS

						Compound
						Annual Rate
	1997	1998	1999	2000	2001	of Growth

	(In millions)
Natural Gas	$—	$—	$—	$768.7	$1,188.0	54.5%
Fish and Marine Products	579.2	636.0	720.2	788.7	818.4	9.0%
Tires	602.4	578.9	638.9	722.5	662.0	2.4%
Paper for Printing	266.7	374.3	469.8	518.8	619.1	23.4%
Wood Pulp	129.3	172.8	165.4	246.1	213.2	13.3%
Lumber	108.6	160.7	248.6	240.0	207.9	17.6%
Railway Rolling Stock	60.5	153.2	286.5	199.8	111.0	16.4%
Refined Petroleum Products	32.5	26.4	29.9	41.8	98.2	31.8%
Gypsum Anhydrite	75.5	70.9	87.3	96.9	83.1	2.4%
Unvulcanized Rubber	48.6	51.3	43.9	71.4	74.5	11.3%
Other	1,257.7	1,215.4	1,292.1	1,437.0	1,631.4	6.7%

Total	$3,161.0	$3,439.9	$3,982.6	$5,131.7	$5,706.7	15.9%

Sources: Statistics Canada and Industry Canada.

Service Sector

     General The Halifax metropolitan area is the largest financial and commercial service centre in Atlantic Canada. The area also is one of Canada’s major medical and scientific communities, and several federally sponsored scientific research institutions, including the Bedford Institute of Oceanography and the National Research Council. The Halifax region is home to several universities and is a major education center of Atlantic Canada.

     The following table sets forth the percentage contribution to the GDP for the service sector by component for the calendar years 1997 through 2001.

SERVICE INDUSTRIES AS A PERCENTAGE
OF TOTAL SERVICE PRODUCING INDUSTRIES

	1997	1998	1999	2000	2001

Transportation and Warehousing (1)	5.8%	5.7%	5.8%	5.9%	5.7%
Wholesale and Retail Trade	14.2%	14.4%	15.1%	15.1%	15.0%
Information and Culture Industries	5.0%	5.0%	5.3%	5.9%	6.3%
Finance and Insurance, Real Estate and Renting and Leasing and Management of Companies	28.2%	28.3%	27.5%	27.7%	27.8%
Educational Services	8.4%	8.2%	7.9%	7.6%	7.4%
Health Care and Social Assistance	10.4%	10.4%	10.6%	10.4%	10.2%
Arts, Entertainment and Recreation	1.0%	0.9%	0.9%	0.9%	0.9%
Accommodation and Food Services	3.4%	3.7%	3.6%	3.7%	3.7%
Other (2)	8.4%	8.7%	9.0%	9.0%	9.3%
Public Administration	15.2%	14.7%	14.3%	13.8%	13.7%

	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Includes Pipeline Transportation – See “Offshore Exploration and Development”.

(2)	Includes the following industrial categories: Professional, Scientific and Technical Services; Administrative and Support, Waste Management and Remediation Services; and Other Services.

Source: Statistics Canada, Catalogue Number 15-203.

     Trade The value of retail sales in Nova Scotia was $8,703.4 million in 2001. A compound annual rate of growth in retail sales was 4.4% in Nova Scotia and 5.0% in Canada during 1997 to 2001 period.

     Transportation and Warehousing Transportation and warehousing have been important factors in the economy of Nova Scotia throughout its history. Halifax and the Strait of Canso are deep-water, ice-free harbors. The Port of Halifax is capable of handling vessels up to 150,000 metric tons and the Strait of Canso can accommodate the world’s largest super-tankers.

     Port facilities at Halifax include 35 deep-water berths which are complemented by rail, air and motor freight services. With two container terminals each capable of berthing two container ships simultaneously, Halifax is Canada’s third largest container port and handled 32.8% of all container traffic which passed through eastern Canadian ports in 2001. The total volume of cargo handled by the Port of Halifax in 2001 was 14.0 million metric tons. In 2001, containerized cargo tonnage amounted to 4.4 million metric tons. Bulk cargo, chiefly consisting of petroleum products and gypsum, totaled 9.2 million metric tons. Ro/Ro (roll-on/roll-off) and breakbulk accounted for the rest of the cargo tonnage shipped through the Port of Halifax. Two new container lines were added in 2000 and existing lines increased their exporting services. Autoport Limited, one of Canada’s leading automobile distribution facilities, is also located on Halifax Harbour and handled 112,629 vehicles in 2001.

     Tourism Approximately 2.1 million out-of-province tourists visited Nova Scotia during 2001. Tourism receipts totaled $1.22 billion in 2001, a decline of 2.3% from 2000. Factors accounting for the decline in tourism receipts were a slow down in the US economy, as well as impact of the events of September 11, 2001. In the January – October, 2002 period, however, the number of visitors to Nova Scotia increased three per cent compared to 2001, and accommodation activity was up four per cent.

Energy

     There is one petroleum refinery operating in Nova Scotia. Crude oil for the refinery is obtained from foreign sources.

     The majority of electricity generated in Nova Scotia is from coal-fired facilities.

Offshore Exploration and Development

     Since the beginning of exploration activity in the late 1960s, substantial gas reserves and modest oil reserves have been discovered including the six fields that are part of the Sable Offshore Energy Project (“SOEP”), and also the Deep Panuke Project. Currently there are 7,701,640 ha. of land in the offshore region which are the subject of petroleum rights.

     The Sable Offshore Energy Project is a $3 billion natural gas project located on the Scotia Shelf which commenced production in December 1999. SOEP is producing at an average rate of 530 to 550 million cubic feet per day (“mmcf/d”) of gas and 20,000 barrels a day of natural gas liquids. The first phase, Tier I, of SOEP includes three fields at Thebaud, Venture and North Triumph. The second phase, Tier II, of the project includes bringing on new fields to maintain production levels. The project’s fourth field at Alma is expected to enter into production in 2003. The fifth and sixth fields at Glenelg and South Venture will follow.

     ExxonMobil, Shell and Emera are the major interest holders in SOEP. In 1999 the project partners signed a royalty agreement for this project with the Province. This agreement is expected to result in gross royalty revenues for the Province of $1.6 to $2.3 billion dollars over the 20 to 25 year life of the project. There has been substantial variation in gas prices over the past year, and therefore, the Province provides royalty estimates as a range due to the unpredictability of natural gas prices. Within the framework of the Federal Fiscal Arrangements Act, Equalization payments lost as a result of revenues from the offshore project will not exceed 70% of revenues from the offshore project. See “Government Finance – Current Revenue” for further details on the Equalization program.

     The Maritimes & Northeast Pipeline provides transportation of SOEP gas to markets in Nova Scotia, New Brunswick and northeastern United States. It originates at the “tailgate” of the gas plant in Goldboro, Nova Scotia and continues in a westerly direction and crosses the New Brunswick-Nova Scotia boarder near Tidnish, Nova Scotia. This pipeline was developed at a capital cost of $1 billion and became operational in November 1999. The Halifax lateral with a capacity of 124,000 million Btu per day commenced service in November 2000. The Point Tupper lateral commenced service in June 2001.

     In October 2002, the Province’s Utility and Review Board held public hearings on applications by Heritage Gas and StraitArea Gas for local gas distribution franchises. The franchise(s) may be awarded on the basis of the Province’s new marketbased rules that allow distributors to roll-out a system as markets develop. A decision on granting a franchise is expected in early 2003.

     In 1999, PanCanadian Limited (now EnCana Corporation) announced that it made a significant gas find under the Panuke oil field. The company has been undertaking front-end engineering and design work since 2001. The Deep Panuke Project was submitted for regulatory approval in March 2002. Public hearings on the development plan are planned in the spring of 2003. EnCana estimates that this $1.1 billion capital project will produce nearly 1.0 trillion cubic feet of gas over 11 years with peak production beginning at 400 mmcf/d in 2006. In connection with this project, the National Energy Board (“NEB”) has issued preliminary approval to expand the Maritimes & Northeast Pipeline system.

     The Nova Scotia offshore is experiencing a significant increase in exploration activity. This activity is a direct result of a rise in exploration rights issued between 1997 and 2001. Exploration rights are awarded for a nine-year period to the bidder making the highest work commitment. If this amount is not spent within an initial five-year period (extendable by one year more upon payment of $250,000) 25% of the deficiency is paid to the Provincial government. In addition, regardless of the exploration commitment in dollar terms, the land is forfeited to the Crown if an exploration well is not drilled within this initial period. The total exploration spending commitment in the 59 active exploration license areas offshore Nova Scotia is $1.56 billion. However, capital spending on drilling and seismic acquisition to date indicates this commitment will be exceeded. The activity is split between the shallow waters near the Sable Offshore Energy Project and the much deeper waters off the edge of the Scotian Shelf.

     The Canada-Nova Scotia Offshore Petroleum Board recently released a study of the deep-water potential. The report estimated a range of between 15 and 40 trillion cubic feet of natural gas. This potential is in addition to earlier estimates of the potential along the Scotian Shelf and in the Maritimes basin. The total estimate of natural gas potential reserves in the Nova Scotia offshore area is in the range of 40 trillion cubic feet.

     In March 2002, a federally appointed Tribunal ruled on a boundary line delimiting offshore Nova Scotia and offshore Newfoundland and Labrador. This line settles a dispute between Nova Scotia and Newfoundland and Labrador as to the split between these two provinces on how much of the Laurentian Subbasin lies in the territory of each province.

GOVERNMENT FINANCE

General

     Under the Canadian Constitution, the Province is granted certain exclusive powers, including the power to impose direct taxation within the Province to raise revenue for Provincial purposes and the power to borrow money on the sole credit of the Province. Certain responsibilities assigned to the Province are, in turn, delegated to municipal governments and other local bodies, such as school boards and local service commissions, under varying degrees of Provincial control. Municipal governments raise their own revenues from a number of sources, the most important of which is real property taxes, and also receive substantial financial assistance from the Province. Municipal borrowing powers for operating expenses are strictly limited; operating deficits in any year must be recaptured through taxation or other current revenues the following year. Municipal borrowings for capital purposes are subject to the approval of the Minister of Service Nova Scotia and Municipal Relations (“SNSMR”) of the Province and must be made through the Nova Scotia Municipal Finance Corporation. See “Certain Crown Corporations and Agencies - Nova Scotia Municipal Finance Corporation” below.

     The receipt of public revenues, the disbursement of public funds, the control of expenditures and the keeping and auditing of the Public Accounts of the Province are governed by various Provincial statutes. All receipts and disbursements of public money of the Province’s departments and public service units flow through the Consolidated Fund of the Province, which does not include special funds such as trust, pension and sinking funds. Such receipts and disbursements consist of revenue, expenditure, and other transactions. The Consolidated Fund includes all departments and public service units of the Nova Scotia Provincial Government. Any net cash requirement of the Consolidated Fund is provided for by the Province’s traditional sources of financing, including borrowings in public and private financial markets and internal sources.

     Anticipated net revenue, net program expenditure, capital expenses and net debt servicing costs included in the budgetary estimates are submitted for approval to the Legislative Assembly for each fiscal year. Authority for expenditure expires at the end of each fiscal year. Funds for expenditures may also be provided by special legislation and by order of the Lieutenant Governor in Council pursuant to the authority of the Provincial Finance Act. Loans and investments, including those to or on behalf of corporations and agencies owned or controlled by the Province, are generally made pursuant to the authority and limitations of various Provincial statutes and are not included in the annual budgetary estimates submitted to the Legislative Assembly for approval.

     The accounts of the Province are kept on an accrual basis. Revenues are recorded when earned and expenditures are recorded when incurred. Revenues from personal and corporate income taxes and Federal transfers, which are accrued in the year they are earned, are based on the Province’s estimates of economic conditions and their impact on revenue sources. Operating grants are reflected as a net expenditure. Tangible capital assets are amortized over the assets’ useful life. Pension liabilities are actuarially determined and pension expense includes the value of pension benefits earned in the period and amortization of “plan experience” gains and losses.

     The accounts and financial operations of the Province and the financial statements of certain Crown corporations and agencies are subject to audit by the Auditor General, an official appointed by the Lieutenant Governor in Council under the Auditor General Act. The financial statements of the Province, commencing with the year ended March 31, 1999, are audited by the Auditor General. In several years, prior to that time, the financial statements were audited by Deloitte & Touche, Chartered Accountants. Deloitte & Touche has not reviewed and does not take any responsibility for any results or changes/restatements of prior results made subsequent to July 21, 1998.

Changes in Accounting Policies

     Beginning with the fiscal year ended March 31, 1999, the Province made significant changes to its basis of accounting. In 1999, the two most significant changes were in the areas of consolidated reporting and accounting for foreign exchange gains and losses.

     Consolidation The Province now prepares consolidated financial statements for the “Government Reporting Entity”. The consolidated reporting entity (the “Consolidated Entity”) is comprised of the Consolidated Fund (described in “Government

Finance – General” above) and other organizations which are accountable for the administration of their financial affairs and resources either to a Minister of the Crown or directly to the Legislative Assembly and are owned or controlled by the Government. Organizations integral to the overall operations of government, such as health authorities and school boards, are consolidated line-by-line in the financial statements. The operating results of Government Business Enterprises, such as the Nova Scotia Liquor Corporation and the Halifax-Dartmouth Bridge Commission are combined and shown as a separate line item on financial information herein, where stated. Under the Province’s previous accounting policies, the results of all of these entities were accounted for separately from the accounts of the Province. The accounting policy changes have resulted in these entities’ results becoming part of the consolidated provincial surplus/(deficit), which shows as one consolidated final bottom line except where indicated.

     The Forecast, however, is not prepared on the same basis. Revenues and expenses reflect those of the Consolidated Fund. Results of the Nova Scotia Gaming Corporation and the Nova Scotia Liquor Corporation are included in revenue of the Consolidated Fund for the Forecast, but are included in net income (loss) from Government Business Enterprises for historical results. The Provincial surplus/(deficit) includes results of the Consolidated Fund, adjustments for consolidation, and additional net income (loss) of those Government Business Enterprises not included as part of revenue of the Consolidated Fund.

     Foreign Exchange Gains and Losses The accounting policy changes result in a different method for accounting for foreign exchange gains and losses. Foreign exchange gains and losses were previously amortized over the longer of the remaining life of the debt or twenty years. These gains and losses are now amortized over the remaining life of the debt instrument.

     In 2000, further accounting policy changes were made for tangible capital assets and pensions:

     Tangible Capital Assets Previously, tangible capital assets were fully expensed in the year of purchase. The capital costs of existing and future assets are now amortized over the assets’ useful lives. The effect of this change was to decrease the deficit for the fiscal years ended March 31, 2000 and March 31, 1999 by $135.7 million and $92.9 million, respectively.

     Pensions and Other Employee Benefits Previously, pension plan contributions were expensed in the year paid. Pension liabilities are now calculated using an accrued benefits actuarial method. Pension expense includes the value of pension benefits earned in the year and the current year’s amortization of plan-experience gains and losses. The effect of this change was to decrease the deficit for the fiscal year ended March 31, 2000 by $52.4 million and to increase the deficit for fiscal year ended March 31, 1999 by $1.7 million.

     In 2001, a further accounting policy change was made:

     Sinking Fund Investment Premiums and Discounts The Province changed its accounting policy to defer and amortize market premiums and discounts over the term of the investments rather than recognizing them when sold or redeemed. The effect of this change was to increase the surplus for the fiscal year ended March 31, 2001 by $16.0 million and to increase the deficit for the fiscal year ended March 31, 2000 by $23.7 million.

     In 2001, the Consolidated Entity was expanded to include both Government Partnership Arrangements and Government Business Partnership Arrangements. Where significant, government interest in partnerships is proportionately consolidated. Where significant, government’s interest in business partnerships is accounted for on the proportionate modified equity basis. There was no effect from this change.

     In 2002, an accounting policy was made respecting the accounting treatment of Industrial Parks and Malls. In the past, they had been accounted for as Investments, and are now accounted for as Tangible Capital Assets and amortized over their useful life. The impact of this change was an increase in the deficit for the fiscal year ended March 31, 2002 of $0.7 million and a decrease in the surplus for the fiscal year ended March 31, 2001 of $0.8 million.

     All accounting policy changes have been implemented retroactively, resulting in the restatement of one prior year. To conform with presentation format adopted in the most recent year, certain comparative figures for prior years have been restated.

     The financial information with respect to the Province set forth herein has been derived from several sources including the Financial Statements of the Province. Unless otherwise indicated, amounts shown for the fiscal years ended March 31, 1999, March 31, 2000 and March 31, 2001 have been restated as described above. Unless otherwise indicated, amounts referred to as “forecasted for the year ended March 31, 2003” and amounts in the column “Restated Estimate 2003” have been derived from the year-end forecast update for the fiscal year 2002-03, which was released December 20, 2002 (the “Forecast”). Unless otherwise indicated, amounts referred to as “budget estimates” have been derived from the Estimates, Province of Nova Scotia, for the fiscal year 2002-03, which was released April 4, 2002 (the “Budget”). Estimates and forecasted figures are unaudited. The Forecast updates the Province’s Budget.

Summary of Budget Transactions and Borrowing Requirements

     The following table sets forth the summary of operations and net funding requirements for the Consolidated Entity for the fiscal years ended March 31, 1999, 2000, 2001 and 2002.

SUMMARY OF OPERATIONS AND NET FUNDING REQUIREMENTS
OF THE CONSOLIDATED ENTITY

	Restated	Restated	Restated
	1999 (1)	2000 (2)	2001 (3)	2002

	(In millions)
Revenues (4)	$4,968.1	$5,123.1	$5,515.0	$5,638.8
Net Program Expenses	4,348.4	4,568.3	4,622.2	4,853.8
Debt Servicing Costs	1,041.6	1,111.0	1,172.2	1,179.1

Total Net Program Expenses	5,390.0	5,679.3	5,794.4	6,032.9

Surplus/(Deficit)	(421.9)	(556.2)	(279.4)	(394.1)
Net Income/(Loss) from Government Business Enterprises	160.7	234.5	246.1	308.9

Provincial Surplus/(Deficit) before Unusual Item	(261.2)	(321.7)	(33.3)	(85.2)
Unusual Item (5)	—	(475.3)	179.8	31.0

Provincial Surplus/(Deficit) (6) (8)	$(261.2)	$(797.0)	$146.5	$(54.2)

Net Funding Requirements
Deficit/(Surplus)	$261.2	$797.0	$(146.5)	$54.2
Non-Cash Items (7)	629.9	34.1	(65.8)	862.8

Operating Requirements	891.1	831.1	(212.3)	917.0
Net (Increase)/Decrease in Investment Activities (Loans and Investments)	70.8	169.0	683.8	(0.2)
Sinking Fund Installments and Serial Retirements	170.5	219.8	266.5	286.7
Refinancing Transactions	1,008.1	59.1	535.7	597.4

Net Funding Requirement (8)	$2,140.5	$1,279.0	$1,273.7	$1,800.9

Financing of Net Funding Requirement
Change in Cash and Short-Term Investments	532.6	(175.4)	24.9	(856.8)
Debt Issued	1,607.9	1,454.4	1,248.8	2,657.7

Total (8)	$2,140.5	$1,279.0	$1,273.7	$1,800.9

(1)	Restated to reflect changes in accounting for pension benefits and tangible capital assets. See “Government Finance – Changes in Accounting Policies.”

(2)	Restated to reflect changes in accounting for sinking fund investment premiums and discounts. See “Government Finance – Changes in Accounting Policies.”

(3)	Restated to reflect changes in accounting for Industrial Parks and Malls. See “Government Finance – Changes in Accounting Policies.”

(4)	Includes earnings on the sinking funds and Public Debt Retirements Funds and revenues of government agencies, and excludes profits from Government Business Enterprises.

(5)	2000 – Provision for expected loss on sale of Sydney Steel Corporation, including its unfunded pension liabilities and estimated environmental remediation; 2001 – Gain from sale of net assets of Nova Scotia Resources Limited; 2002 – Gain from sale of net assets of Nova Scotia Resources Limited ($30.8 million), Nova Scotia Innovation Corporation’s gain on sale of assets ($0.2 million).

(6)	The Provincial surplus is forecast to be $8.3 million for fiscal year 2002-03.

(7)	Includes amortization of tangible capital assets, foreign exchange amortization, net income from Government Business Enterprises, changes in receivables, payables and other items, and sinking fund earnings, which are retained in the Sinking Funds and Public Debt Retirement Funds and are not available for general purposes.

(8)	Totals may not add due to rounding.

     For the fiscal year ended March 31, 1999, the Province initially reported a deficit of $385.4 million. Adjustments for foreign exchange gains and losses of $33.0 million and an adjustment for the accounting policy change in tangible capital assets of $92.9 million together reduced the deficit by $125.9 million. Increasing employee benefits expense by $1.7 million increased the deficit by this amount, for a total reduction in deficit of $124.2. The deficit was restated to $261.2 million. Changes in pension and tangible capital asset policies are described in “Government Finance - Changes in Accounting Policies”.

     For the fiscal year ended March 31, 2000, the Province initially reported a deficit of $773.2 million, including a provision for loss on the sale of Sydney Steel Corporation (“Sysco”) of $475.3 million. After an adjustment for the implementation of the accounting policy change for sinking fund investments premiums and discounts of $23.7 million, as described in “Government Finance - Changes in Accounting Policies”, this deficit was restated to $797.0 million.

     For the fiscal year ended March 31, 2001, the Province initially reported a surplus of $147.3 million, including an unusual item of $179.8 million resulting from a gain on sale of net assets of Nova Scotia Resources Limited (“NSRL”). An adjustment for the accounting treatment of Industrial Parks and Malls reduced the surplus by $0.8 million, to be restated at $146.5 million. This policy change is described in “Government Finance – Changes in Accounting Policies.”

     The Province had a deficit of $54.2 million for the fiscal year ended March 31, 2002. This amount included an unusual item of $31.0 million primarily related to the gain on sale of net assets of NSRL.

     Revenues of the Consolidated Fund for the fiscal year ended March 31, 2002 were $5,240.1 million, an increase of $83.1 million over the restated budget estimate. This increase is in part due to increases in personal income tax and Harmonized Sales Tax being $23.7 million and $7.1 million higher than the Budget figures, respectively, which are, collectively, $30.8 million higher than the amount provided for in the restated Budget estimate. In addition, prior years’ adjustments, which are revisions to revenues collected in previous years, account for an additional $95.2 million in revenues.

     For fiscal year 2002-03, the Provincial surplus for the Consolidated Entity is forecast to be $8.3 million, as contained in the forecast update of December 20, 2002. The Consolidated Fund for fiscal year 2002-03 has a forecast deficit of $3.2 million; consolidation of Government Service Organizations and Government Business Enterprises changes the fiscal position of the Consolidated Entity by $11.5 million, for an overall position of $8.3 million surplus.

     Revenues for the Consolidated Fund are now forecast to be $5,360.6 million for fiscal 2003, 1.0 per cent higher than the Budget estimate. Key provincial economic assumptions for 2002, underlying the Forecast, include real GDP growth of 3.1%, retail sales growth of 5.6%, an unemployment rate of 9.6% and an increase of 2.8% in the Consumer Price Index.

     Departmental expense targets are established each year to ensure that overall program spending targets are met. Total net expenses of the Consolidated Fund are forecast to be $5,363.8 million for the fiscal year ending March 31, 2003, a 0.7 per cent increase over the Budget estimates.

Revenue

     The following table sets forth the revenue, by source, of the Consolidated Fund, as described in “Government Finance – General” above, for the fiscal years ended March 31, 1999, 2000, 2001 and 2002, and the budget estimate (as restated) results for the fiscal year ending March 31, 2003, each adopting the accounting policies, other than consolidation of government entities, described in “Government Finance – Changes in Accounting Policies” above.

REVENUE BY SOURCE FOR CONSOLIDATED FUND

	Fiscal Years Ending March 31

	Restated	Restated	Restated		Forecast
	1999 (1)	2000 (2)	2001	2002	2003 (3)

Provincial Sources:			(In millions)
Income Taxes:
Personal Income Taxes	$992.2	$1,144.9	$1,228.7	$1,274.5	$1,348.8
Corporate Income Taxes	119.4	149.4	169.2	194.4	200.4
Sales Taxes	723.4	754.8	804.3	852.8	899.9
Tobacco Taxes	74.6	76.5	75.6	105.8	145.0
Motive Fuel Taxes	211.6	219.4	201.7	208.0	245.0
Gaming Corporation Profits	144.4	164.9	171.3	174.7	187.0
Liquor Corporation Profits	129.2	135.2	137.2	143.9	160.2
Interest Revenues	32.8	34.4	67.2	66.7	69.2
Registry of Motor Vehicles	61.0	61.4	62.0	65.1	71.5
Royalties	1.8	2.0	9.3	17.3	12.0
Other Provincial Sources (4)	184.4	166.9	168.3	165.0	170.2
Prior Years Adjustment – Provincial Sources	31.3	56.4	78.2	83.3	(20.8)

Total Provincial Sources (5)	2,706.1	2,966.2	3,173.0	3,351.4	3,488.5

Federal Sources:
Equalization	1,260.7	1,279.6	1,395.5	1,321.1	1,260.0
CHST	426.9	527.9	526.0	553.4	609.2
Other Federal Payments	81.5	57.1	2.3	2.3	2.3
Prior Years Adjustments – Federal Sources (6)	75.5	(47.0)	21.8	11.9	0.6

Total Federal Sources (5)	1,844.6	1,817.6	1,945.6	1,888.7	1,872.1

Total Revenue (5)	$4,550.7	$4,783.8	$5,118.6	$5,240.1	$5,360.6

(1)	Restated to reflect changes in accounting for Tangible Capital Assets and Pensions.

(2)	Restated to reflect changes in accounting for sinking fund investment premiums and discounts.

(3)	Incorporates changes to include short-term interest revenues which was formerly netted against General Interest Expenses in the Debt Servicing Costs appropriation.

(4)	Does not include sinking fund earnings.

(5)	Totals may not add due to rounding.

(6)	In fiscal 2001-02, the Federal sources prior year adjustment (“PYA”) includes a negative revenue adjustment of $35.0 million. This adjustment is to account for the impact of the Federal tax collection agreement error on equalization. This adjustment is incorporated in the PYA figure of $11.9 million for the fiscal year ending March 31, 2002.

     Federal Sources Federal sources are made up of two major transfers, Equalization and the Canada Health and Social Transfer (“CHST”). Equalization is forecast to be $1,260.0 million and CHST to be $609.2 million for 2002-03.

     Equalization was first introduced in Canada in 1957 and was included in the Constitution Act, 1982.

     Equalization is calculated by comparing the fiscal capacity of a province, based on 33 tax bases, to a representative standard. This standard is made up of five provinces, Quebec, Ontario, Saskatchewan, Manitoba and British Columbia. If a province’s fiscal capacity is below the per capita capacity of the standard, that province will receive Equalization entitlements. If the province’s fiscal capacity is above the per capita capacity of the standard, it will not receive Equalization entitlements. The eight provinces that currently receive Equalization entitlement are Newfoundland and Labrador, Prince Edward Island, Nova Scotia, New Brunswick, Quebec, Manitoba, Saskatchewan, and British Columbia. Nova Scotia has the highest fiscal capacity of the four provinces of Atlantic Canada. Nova Scotia’s fiscal capacity is 74.7% of the national average.

     Equalization is an unconditional Federal transfer that is paid out of Federal resources. The Equalization program has been renewed every five years, (with the exception of the 1992 renewal which was for two years only) with the latest renewal having occurred in 1999. The program contains a ceiling provision which sets the maximum growth the entire program can attain in a given fiscal year, based on GDP growth. The ceiling, when triggered, reduces entitlements to receiving provinces on a per capita basis back to the maximum.

     The CHST is a block fund introduced in 1996-97 as a replacement for Established Programs Financing (“EPF”) and the Canadian Assistance Plan (“CAP”). CHST is the federal contribution to provincial healthcare, post-secondary education and social services. In order to receive CHST payments provinces must comply with the Canada Health Act and the condition that no period of minimum residency be imposed with respect to social services.

     Funding under CHST was lower than funding under the combined EPF and CAP. From 1995-96 to 1996-97 funding from the Federal government to Nova Scotia for social programs fell by $96.7 million. This funding to the Province fell by an additional $97.7 million in 1997-98. In 1999-2000 and 2000-2001, the Federal government increased the level of CHST monies through trust funds which provinces could draw down at their own discretion. Nova Scotia drew its share of $107 million in 1999-2000 and $75.5 million in 2000-01.

     In 2000-01 the Federal government identified the funds available to the CHST program from 2000-01 to 2003-04. During the period 1996-97 to 2001-02, the basis for allocating CHST funds among provinces was partially shifted from the former allocation rules of EPF and CAP to an equal per capita basis. Consequently, beginning in 2001-02, changes in the amount of CHST received by the Province will depend on national growth of GDP and Nova Scotia’s share of Canada’s population.

     The Federal government periodically refines and adjusts prior years’ estimates of Equalization, CHST and income tax payments. Prior years’ adjustments resulted in an increase of $75.4 million in 1998-99, a reduction of $47.0 million in 1999-2000, an increase of $21.8 million in 2000-01 and an increase of $46.9 million in 2001-02. In addition, Nova Scotia recorded a negative revenue adjustment of $35.0 million in fiscal 2001-02 for the impact of a Canada Customs and Revenue Agency (CCRA) error affecting the Equalization formula. The error resulted from CCRA’s failure to deduct the capital gains refunds to mutual funds from provincial payments under the tax collection agreements. This negative revenue adjustment has been included in the prior years’ adjustment line in the table on the previous page which resulted in a net prior years’ adjustment of $11.9 million for 2001-02.

     Provincial Sources Provincial own-source revenues for 2002-03 are forecast to be $3,488.5 million, accounting for 65.1% of the Province’s total revenues. The largest of the Province’s own-source revenues, personal income taxes, is forecast to be $1,348.8 million for the fiscal year ending March 31, 2003, an increase of $74.3 million over the $1,274.5 million figure for the fiscal year ended March 31, 2002. The second largest own-source revenue, Harmonized Sales Tax (“HST”), is forecast to be $899.9 million, an increase of $47.1 million over the $852.8 million amount for the fiscal year ended March 31, 2002. In 2001-02, personal income taxes and HST increased by $45.8 million and $48.5 million, respectively, over the $1,228.7 million and $804.3 million amounts, respectively, for the fiscal year ended March 31, 2001.

     The federal government collects a number of taxes on behalf of the Province, including personal and corporate income taxes, non-financial institutions and large corporations capital taxes, and the HST.

     In 1999-2000, the Province moved to a tax on income, or TONI, system for personal income tax. Prior to the change, provincial tax was calculated as a percentage of Basic Federal Tax. Under the new system, provincial tax is calculated on federally defined taxable income. The change increased Provincial autonomy with respect to tax rates, brackets and non-refundable credits while at the same time creating greater revenue stability by de-linking from Federal changes in Federal tax rates, tax brackets and parameters of the non-refundable credits but not from the Federal definition of taxable income.

     Provincial personal income tax is based on three brackets of income, with the highest Provincial marginal rate equal to 16.67%. There is also a high-income surtax of 10% on personal income tax over $10,000.

     The general corporate income tax rate is 16% of the corporate taxable income earned in Nova Scotia. A small business rate of 5% applies to the first $200,000 of active business income for Canadian Controlled Private Corporations.

     On April 1, 1997, a harmonized sales tax was implemented in Nova Scotia, replacing the Health Services Tax (11%) and incorporating the Federal Goods and Services Tax (“GST”) of 7%. The HST is a combined Federal and Provincial tax and is collected by the Canada Customs and Revenue Agency. Revenues are shared with the Province with the Provincial component of the HST at 8 percentage points out of the 15% collected.

     The HST is a value-added tax levied on most goods and services purchased in Nova Scotia. Certain items such as basic groceries and exports are zero-rated, while others such as residential rents are exempt. The Province provides consumer rebates on the Provincial component of the HST for books, new home construction, tourism, volunteer fire departments and heritage properties. Rebates are also available to municipalities, universities, schools and hospitals.

     As part of the agreement with the Federal government to implement HST, the Province received $249.0 million in transitional assistance intended to help offset future tax revenue decreases resulting from the rate and base changes associated with the introduction of the HST. The Province recognized $118.6 million of the assistance as revenue in the 1997-98 fiscal year, $77.7 million in 1998-99, and $52.7 million was recognized in the 1999-2000 fiscal year.

Net Program Expenditures/Expenses

     Part II of the Expenditure Control Act was enacted in 1996 and applied to the 1996-97 and subsequent fiscal years of the Province. The effect of Part II of the Expenditure Control Act was to limit the amount that the Legislature could appropriate in a fiscal year for net program expenditures and net debt servicing costs such that the amount would not exceed the estimated revenue for that year. Notwithstanding that limitation, amounts not exceeding one per cent could be expended in excess of the appropriated amount. Additional expenditures beyond that amount were to be made only with authorization of the House of Assembly. Deficits resulting from over-expenditures were required to be recovered not later than the end of the second fiscal year following the year in which the deficit occurred.

     The Financial Measures (1999) Act, which was given Royal Assent on November 23, 1999, amended the Expenditure Control Act, to provide that Part II of the Expenditure Control Act did not apply to the 1998-99 and 1999-2000 fiscal years of the Province.

     The Province enacted the Financial Measures (2000) Act on June 8, 2000, which repealed the Expenditure Control Act. The Provincial Finance Act was amended to require the tabling of balanced budgets starting in the fiscal year ending March 31, 2003. If a deficit is incurred in the 2002-03 fiscal year or in any subsequent fiscal year, the Minister of Finance must file a report with the House of Assembly. A deficit, other than that caused by a natural or other unanticipated disaster, a sale or restructuring of a government-controlled entity or debt servicing costs in excess of the budgeted amount, must be recovered by the end of the following fiscal year.

     The following table sets forth the net program expenditures/expenses by function, interest on public debt and restructuring costs of the Consolidated Fund for the fiscal years ended March 31, 1999 and March 31, 2000, as restated, each adopting the accounting policies, other than consolidation of government entities and amortization of tangible capital assets, described in “Government Finance – Changes in Accounting Policies” above. In addition, the table sets forth the results for the fiscal years ended March 31, 2001, and March 31, 2002, and the estimate for the fiscal year ending March 31, 2003, adopting the accounting policies, other than consolidation of government entities, described in “Government Finance – Changes in Accounting Policies”

above.

NET PROGRAM EXPENDITURES/EXPENSES BY FUNCTION
FOR CONSOLIDATED FUND

	Fiscal Years Ending March 31

					Restated
	Restated	Restated			Estimate
	1999(1)	2000(1)	2001	2002	2003(1) (2)

	(In millions)
Health	$1,654.3	$1,797.4	$1,778.1	$1,870.0	$2,013.8
Education	1,059.8	1,166.3	1,071.6	1,101.9	1,125.5
Interest on Public Debt	1,003.5	1,059.7	1,115.4	1,141.5	1,070.1
Social Services	561.6	571.8	561.0	599.6	609.8
Resource and Industrial Development	160.0	195.9	160.0	181.3	155.0
General Government	123.4	157.3	157.2	134.7	140.0
Public Protection	145.9	161.6	149.2	156.9	163.5
Transportation and Communication	189.9	181.6	194.5	189.7	200.9
Municipal Affairs	77.0	72.9	63.4	53.8	47.9
Culture and Recreation	39.0	43.8	41.2	43.7	40.2
Pension Valuation Adjustment	—	(57.2)	(70.9)	(66.8)	(50.0)
Restructuring Costs	50.3	2.8	75.3	140.4	16.1

Total Net Program Expenditures/Expenses (3)	$5,064.7	$5,353.9	$5,296.0	$5,546.7	$5,532.8

(1)	Incorporates changes to include short-term interest revenues which was formerly netted against General Interest Expenses in the Debt Servicing Costs appropriation.

(2)	Forecast is not available.

(3)	This amount consists of program expenditures/expenses, debt servicing costs and restructuring costs. For the fiscal years ended March 31, 1999 and March 31, 2000, total net program expenditures include tangible capital assets being fully expensed in the year of purchase. For the fiscal years ending March 31, 2001, March 31, 2002 and March 31, 2003, the total net program expenses include only the amortization component of tangible capital assets, with tangible capital assets being amortized over the assets’ useful life.

     Net program expenses, consisting of operating expenses, including amortization of tangible capital assets, debt servicing costs and restructuring costs were $5,546.7 million for the 2001-02 fiscal year and are estimated to be $5,532.8 million for the 2002-03 fiscal year.

     Health, Education and Social Services Health and Education, the two largest areas of expense from the Consolidated Fund, are estimated to be $2,013.8 million and $1,125.5 million, respectively, for the fiscal year ended March 31, 2003. These amounts are increases of $143.8 million and $23.6 million, respectively, over the 2001-02 fiscal year expenses of $1,870.0 million and $1,101.9 million, respectively.

     In the field of health care, the Province administers a universal and comprehensive medical services and hospital care plan, a dental care program for residents under 10 years of age, and provides pharmaceutical services for residents 65 years of age and over. In the field of Education, the Province makes grants to school boards and community colleges, and assists universities through operating grants and loans for capital purposes.

     Social Services include the provision of direct assistance to handicapped and other disadvantaged individuals and families who require long-term assistance, the cost-sharing with municipalities of adult residential care, short-term social assistance and the provision of direct service to the public. Social Services expenditures from the Consolidated Fund for the fiscal year ending March 31, 2003 are estimated to be $609.8 million, an increase of $10.2 million from $599.6 million for the 2001-02 fiscal year.

     Resource and Industrial Development The Province is engaged in a wide range of resource and industrial development activities including direct assistance grants, development and maintenance of natural resources and consulting services to industry.

Expenses from the Consolidated Fund in these areas are estimated to be $155.0 million for the fiscal year ending March 31, 2003, a decrease of $26.3 million from the 2001-02 fiscal year level of $181.3 million. The Province also provides loans directly and through agencies to assist the primary, manufacturing and services industries.

Loans and Investments

     Under the authority of various Provincial statutes, the Province provides loans to, and makes investments in, its own corporations and agencies, and other entities. The loans and investments relate to programs for the promotion of resource and industrial development, the provision of low-cost and senior-citizen housing and the provision of funding for various Crown agencies and municipalities. Loans are repayable and investments are supported by assets of Government-owned or other entities.

     The following table sets forth the balances of loans and investments of the Province for the Consolidated Entity, net of allowances for uncollectible amounts adopting the accounting policies described in “Government Finance - Changes in Accounting Policies” above.

LOANS AND INVESTMENTS
FOR CONSOLIDATED ENTITY (1)

As at
March 31, 2002

(In millions)
Loans of the Consolidated Fund
Nova Scotia Farm Loan Board	$164.7
Fisheries Development Fund	59.7
Industrial Development Funds	26.7
Nova Scotia Housing Development Fund	18.2
Loans to Municipalities	1.3
Miscellaneous	0.7

271.3
Investments of the Consolidated Fund	10.7

Total Loans and Investments of the Consolidated Fund	282.0

Loans and Investments of Government Service Organizations
Nova Scotia Municipal Finance Corporation (loans to municipalities)	462.3
Nova Scotia Business Incorporated	128.8
Other Government Service Organizations	23.2

614.3

Total Loans and Investments	$896.3

(1)	Concessionary loans and investments for industrial development are carried at net present value.

     Agriculture and Rural Credit Act   The Nova Scotia Farm Loan Board (the “Farm Loan Board”), a Provincial agency, provides loans to individuals, partnerships and corporations engaged in the farming industry. Loans are provided for the acquisition of real estate or the improvement of existing facilities and generally are secured by agreements of sale between the borrower and the Farm Loan Board. The Farm Loan Board issues loans at an interest rate that it has set. This rate, which must be approved by the Minister of Agriculture and Fisheries, is based on the average quarterly commercial loan rates for the relevant term obtained from three or more financial institutions, adjusted by business risk factors and policy factors, with a minimum rate of interest equal to the all-in government cost of borrowing plus 50 basis points.

     Fisheries and Coastal Resources Act   The Province provides loans for the construction or purchase of vessels, machinery, other fishing equipment. Loans are made to individuals, partnerships and corporations and are secured by first marine mortgages. Fisheries loans bear interest at prevailing market rates repayable on a seasonal repayment schedule.

     Industrial Development Act   The Province provides financial assistance to establish, assist, develop, or expand industries in Nova Scotia. Assistance can be in the form of loans and other financial information.

     Nova Scotia Housing Act   The Housing Act enables the Nova Scotia Department of Service Nova Scotia and Municipal Relations (“SNSMR”) to provide subsidized mortgage loans for home ownership, and low-interest loans for home repair or rehabilitation to low-to-moderate income households in Nova Scotia. The Nova Scotia Housing Development Corporation and SNSMR administer the capital housing programs, some of which are cost-shared with Canada Mortgage and Housing Corporation and municipalities. The Housing Act also enables the Nova Scotia Housing Development Corporation to provide loan guarantees for housing projects, construct lease-purchase housing and public housing, and to develop and service land. There are no current initiatives to develop new land or construct new lease-purchase housing or public housing, but the Nova Scotia Housing Development Corporation continues to administer existing housing and land.

     Municipal Loan and Building Fund Act   The Province, through the Municipal Finance Corporation, provides loans to municipalities for water and sewer systems, school and municipal buildings. Loans are secured by municipal debentures.

     Nova Scotia Business Incorporated Act   The Nova Scotia Business Incorporated Act, which was enacted on November 30, 2000, repealed the Business Development Corporation Act. The Nova Scotia Business Incorporated Act replaced the Nova Scotia Business Development Corporation with the Nova Scotia Business Incorporated (“NSBI”), a body corporate whose purpose is to make arms-length decisions respecting the provision of financial assistance within Nova Scotia for economic development. The Province funds NSBI’s activities. The first Board of Directors of NSBI was appointed by the Province. Subsequent directors will be elected by the Board of NSBI, subject to the approval of the Province, as shareholder.

     Venture Corporations Act   The Province had provided a source of equity capital to registered Venture Corporations to encourage the development of small businesses in Nova Scotia. The Venture Corporations in turn provided assistance in the development of small enterprises by providing equity capital, business and managerial expertise. Outstanding assistance is currently managed under this Act but no new funding is being provided under this program.

     Revenue Act   The Province may provide unsecured loans to establish, maintain, expend, construct or equip hospitals or health care facilities in Nova Scotia.

     Provincial Finance Act   The Province may authorize the Minister of Finance to lend money to a government business enterprise or a government service organization.

PROVINCIAL DEBT

Funded Debt

     The following table sets forth the funded debt of the Province for the Consolidated Fund (as described in “Government Finance – General” above), outstanding at March 31 in each of the five fiscal years ended March 31, 1998 through March 31, 2002, each as audited under the Province’s accounting policies in effect at that time. Figures have not been restated for changes in accounting policies.

FUNDED DEBT FOR THE CONSOLIDATED FUND

	As at March 31

	1998	1999	2000	2001	2002

	(In millions unless otherwise indicated)
Provincial Funded Debt:
Debenture Debt:
Payable in Canadian Dollars:
Canadian Pension Plan Investment Fund (1)	$1,214.2	$1,173.1	$1,173.1	$1,173.1	$1,173.1
Other	3,594.1	4,293.8	6,551.4	7,682.8	9,154.8
Payable in US Dollars (2)	4,620.8	4,696.6	3,845.6	3,319.4	3,343.7
Payable in Other Foreign Currencies (2)	1,401.7	1,275.6	880.4	628.1	600.9

	10,830.8	11,439.1	12,450.5	12,803.4	14,272.5
Other Long-term Indebtedness (3)	30.4	117.9	220.9	633.1	639.9

Total Provincial Funded Debt (4)	10,861.2	11,557.0	12,671.4	13,436.5	14,912.4
Less: Sinking Funds and Public Debt Retirement Funds (2)(5)	2,422.3	2,741.1	2,939.9	3,077.9	3,037.6

Net Funded Debt (6)	$8,438.9	$8,815.9	$9,731.5	$10,358.6	$11,874.8

Per Capita ($) (7)	$9,026	$9,419	$10,342	$10,996	$12,593
As a Percentage of:
Personal Income (7)	43.7%	43.4%	45.5%	46.1%	51.2%
Gross Domestic Product at Market Prices (7)	41.4%	41.2%	42.4%	42.8%	47.1%

(1)	Debentures held by the Canada Pension Plan Investment Fund are payable 20 years after their respective dates of issue, are not negotiable and not transferable or assignable but are redeemable in whole or in part before maturity at the option of the Minister of Finance of Canada, on six months’ prior notice, if deemed necessary to meet the requirements of the Canada Pension Plan.

(2)	Debentures payable in foreign currencies and related sinking funds invested in foreign currencies are reflected at rates of exchange in effect at March 31 in each of the years 1998 through 2002, respectively, and reflects post-currency-swap-contracts.

(3)	New capital leases in the amounts of $167.4 million, $396.9 million and $461.8 million are included in the fiscal years ended 2000, 2001 and 2002, respectively.

(4)	There were subsequent borrowings of $507.0 million as of December 31, 2002.

(5)	At March 31, 2002, Public Debt Retirement Funds of $795.7 million are available to meet debt maturity requirements not fully provided for by sinking funds.

(6)	Funded debt does not include any unfunded pension liabilities of the Province under the Public Service Superannuation Fund and the Nova Scotia Teachers’ Pension Fund.

(7)	Population at July 1 for the previous calendar year. Personal income and gross domestic product at market prices are for the previous calendar year.

Derivative Financial Instruments

     The Province is a party to financial instruments with off-balance sheet risk, either to hedge against the risks associated with fluctuations in foreign currency exchange rates or to manage risks associated with interest rate fluctuations. Foreign currency contracts are used to convert the liability for foreign currency borrowing and associated costs into Canadian or US dollars. Interest rate contracts are used to vary the amounts and periods for which interest rates on borrowing are fixed or floating. Foreign exchange contracts include forward and future contracts, swap agreements and options. Interest rate contracts include forward rate agreements, future contracts, swap agreements and options on swaps, and deferred rate setting agreements.

     The Province’s credit policy is that it only executes derivative transactions with well-rated counterparties. All counterparties are rated equal to, or better than, the Province.

     The Province has executed the following swap contracts to convert certain interest payments from fixed to floating, from floating to fixed, floating to floating or fixed to fixed basis for the fiscal year ended March 31, 2002.

SCHEDULE OF SWAP CONTRACTS
FOR THE CONSOLIDATED FUND

# of		Notional	Term			Mark to
Swaps	Currency	Principal	Remaining	Reset Index	Spread	Market (1)

		(In thousands)	(years)			(In millions)
104	CDN $	1,591,870	1 to 21	3 mth CAD-BA-CDOR	-0.1630 to	(16.3)
				1 mth CAD-BA-CDOR	+0.364
					-0.06 to +0.891
12	US $	1,332,597	2 to 20	3 mth USD-LIBOR	no spread
				3 mth CAD-BA-CDOR	+0.3555	151.9
3	UK £	143,215	2	6 mth GBP-LIBOR-BBA	-0.055 to +2.96
				6 mth USD-LIBOR-BBA	+2.59	(16.7)
2	Euro	90,000	6 to 8	3 mth CAD-BA-CDOR	+0.385	(7.3)
				3 mth EUR-EURIBOR	+0.1875

121						111.6

(1)	Mark-to-market is an indication of the swap’s market value as at March 31, 2002. This represents the estimated realizable gain (loss) based on market conditions as at March 31, 2002.

     The Province has also executed several currency swap contracts to convert foreign currency-denominated debt into Canadian or US dollar-denominated debt as follows (1):

Termination	Original	Original	Current	Current
Date	Currency	Principal	Currency	Principal

		(In thousands)		(In thousands)
April 19, 2004	UK pound	60,000	US $	98,736
April 30, 2004	UK pound	23,215	US $	38,204
February 27, 2012	US $	500,000	CDN $	795,000
March 15, 2016	US $	150,000	CDN $	205,725
March 1, 2020	US $	300,000	CDN $	409,200
April 1, 2022	US $	182,597	CDN $	247,967
December 28, 2007	Euro	40,000	CDN $	56,120
February 24, 2010	Euro	50,000	CDN $	72,235

     (1)  The mark-to-market values of the currency swaps are reflected in the amounts shown in the mark-to-market column of the prior table.

Debt Maturities and Sinking Funds

     The following table sets forth the maturities of total funded debt and related sinking fund balances, at March 31, 2002, for the Consolidated Fund (as described in “Government Finance – General” above), adopting the accounting policies, other than consolidation of government entities, described in “Government Finance – Changes in Accounting Policies” above.

SCHEDULE OF DEBT MATURITIES AND RELATED SINKING FUND BALANCES (1)
FOR THE CONSOLIDATED FUND

						Total in
	Canadian		US	Japanese	Pounds	Canadian	Sinking
Period ending March 31	Dollars		Dollars	Yen	Sterling	Dollars (2)	Funds (3)

						(In millions)

Sinking Fund General							$577.8

2003	$847.1	US	$300.0	¥—	£—	$1,325.1	326.5
2004	1,113.7		—	—	—	1,113.7	67.2
2005	600.5		—	35,000.0	—	1,021.1	111.3
2006	1,256.4		—	—	—	1,256.4	74.4
2007	676.6		—	—	—	676.6	75.5

2003-2007	$4,494.3	US	$300.0	¥35,000.0	£—	$5,392.9	$654.9

2008-2012	3,766.3		38.2	—	0.035	3,827.2	215.5
2013-2017	591.7		300.0	15,000.0	—	1,250.0	216.5
2018-2022	1,004.5		1,042.7	—	—	2,666.2	448.6
2023-2027	260.9		417.4	—	—	926.1	100.6
2028-2033	850.0		—	—	—	850.0	28.0

	$10,967.7	US	$2,098.3	¥50,000.0	£0.035	$14,912.4	$2,241.9

(1)	This includes debt of hospitals, public schools, court houses, and certain capital lease obligations.

(2)	Canadian dollar-equivalent at rates of exchange in effect at March 31, 2002.

(3)	In addition to these Sinking Funds, the Public Debt Retirement Funds (“PDRF”) is comprised of net assets at March 31, 2002 of $795.7 million. During the year, earnings and foreign exchange gains and translation gains totalled $36.8 million. Distributions during the year amounted to $251.7 million.

     The Province of Nova Scotia provides sinking fund instalments for all its term debt issues except Canada Pension Plan (“CPP”) and Medium Term Note (“MTN”) issues. Annual sinking fund instalments generally range from one to three per cent of the original issue, but may vary slightly from year to year based on actual and anticipated rates of return on sinking fund assets. Instalments are designed to fully fund the issue over 20 years or the life of the issue, whichever is longer. Debentures with a maturity date of less than twenty years are retired in part with sinking fund payments and earnings thereon over a period not to exceed twenty years. Sinking fund payments relating to debentures payable in foreign currency are adjusted each year, as necessary, to reflect exchange rate movements since the date of issuance of the debentures. Sinking funds are treated as restricted assets and are used solely for debt retirement.

     Annual cash contributions into the Sinking Fund and Public Debt Retirement Funds (“PDRF”) are invested in approved securities. Earnings on investments are retained and reinvested. Investments consist primarily of debentures of the provinces and the Government of Canada. Sinking funds for debentures payable in US currency are invested in US dollar-denominated investments. For those US dollar issues that have been swapped to Canadian dollars, sinking funds are maintained in both Canadian and US dollars. Debentures payable in foreign currencies, accrued interest thereon, and related sinking funds invested in foreign currencies are reflected in the accounts of the Province at rates of exchange in effect at the date of the financial statements.

     Sinking funds totaling $577.8 million, which were held for CPP and MTNs, as of March 31, 2002, are classified as “Sinking Fund General”. These monies are available at the discretion of the Minister of Finance to retire maturing debt issues.

     Principal repayments and sinking fund requirements for the fiscal years ending March 31, 2003 to March 31, 2007 expressed in Canadian dollars at rates of exchange in effect at March 31, 2002 (in thousands) are: $1,430,234; $1,227,891; $1,118,316; $1,326,029; and $668,002.

     The following table sets forth the sinking funds, by currency, of funded debt of the Province for the Consolidated Fund (as described in “Government Finance - General” above) at March 31, 2002, adopting the accounting policies, other than consolidation of government entities, described in “Government Finance - Changes in Accounting Policies” above.

PROVINCIAL SINKING FUNDS
FOR THE CONSOLIDATED FUND

As at March 31, 2002

(In millions)
For Issues Payable in:
Canadian Dollars	$1,402.9
United States Dollars (1)	652.6
Japanese Yen (1)	135.5
Pound Sterling (1)	50.9

$2,241.9

(1)	Canadian dollar equivalent at the rate of exchange in effect at March 31, 2002.

     Based on rates of return on investments held in sinking funds and the schedule of maturities for debt outstanding at March 31, 2002, the Province estimates debt refinancing requirements during the five fiscal years ending March 31, 2003 to 2007 to be $952.0 million for the 2002-03 fiscal year, $781.3 million for the 2003-04 fiscal year, $717.6 million for the 2004-05 fiscal year, $966.8 million for the 2005-06 fiscal year, and $407.6 million for the 2006-07 fiscal year.

Current Liabilities

     The following table sets forth the amount of short-term debt of the Consolidated Entity (as described in “Government Finance - General” above) at March 31, 2002, adopting the accounting policies as described in “Government Finance - Changes in Accounting Policies” above.

SHORT-TERM DEBT FOR THE CONSOLIDATED ENTITY

As at March 31,2002

(In millions)
Bank Advances and Short-term Borrowings	$229.3
Accounts Payable	1,013.7
Accrued Interest	275.4

$1,518.4

     Current assets (cash and short-term investments, accounts receivable and short-term advances) for the Consolidated Entity at March 31, 2002 totalled $1,767.7 million.

Guaranteed and Contingent Debt

     The following table sets forth the guaranteed and contingent debt of the Consolidated Entity (as described in “Government Finance - General” above) for the three fiscal years ended March 31, 2000, as restated in the manner described in “Government Finance - Changes in Accounting Policies” above. In addition, the following table also sets forth the guaranteed and contingent debt of the Consolidated Entity for the fiscal years ended March 31, 2001 and March 31, 2002, adopting the accounting policies described in “Government Finance - Changes in Accounting Policies” above.

GUARANTEED AND CONTINGENT DEBT
FOR CONSOLIDATED ENTITY

	Fiscal Years Ended March 31
	Restated	Restated
	1999(1)	2000(2)	2001	2002

	(In millions unless otherwise indicated)
Guaranteed Debt:
Payable in Canadian Dollars	$491.1	$499.8	$373.7	$375.3
Payable in US Dollars (3)	362.6	351.4	4.2	0.2

Total Guaranteed Debt	853.7	851.2	377.9	375.5
Deduct:
Provision for Guarantee Payout	500.5	385.0	30.5	36.2

Net Guarantees not reflected in Statements	$353.2	$466.2	$347.4	$339.3

(1)	Restated for change in presentation due to further review of disclosure requirements.

(2)	Restated to correct the official amount guaranteed.

(3)	Amounts payable in US dollars are reflected herein at the Canadian dollar-equivalent at rates of exchange in effect at March 31 in 1999, 2000, 2001, and 2002 respectively.

     The above table does not include $1,178.1 million, as at March 31, 2002, of Nova Scotia Power Finance Corporation debt guaranteed by the Province of Nova Scotia which has been fully defeased.

PUBLIC SECTOR DEBT

Public Sector Funded Debt

     The debt burden for which the public sector of the Province is responsible, consists of the funded debt and guaranteed and contingent debt of the Province, and the underlying debt of municipalities and Crown agencies which has not been funded or guaranteed by the Province of Nova Scotia.

     The following table sets forth the public sector funded debt for the Consolidated Fund and Government Service Organizations (as described in “Government Finance – General” above) for the five fiscal years ended March 31, 2002.

PUBLIC SECTOR FUNDED DEBT (1)

			As at March 31
	1998	1999	2000	2001	2002

	(In millions unless otherwise indicated)
Total Provincial Funded Debt (2)	$10,861.2	$11,557.0	$12,671.4	$13,436.5	$14,912.4

Guaranteed and Contingent Debt of the Province:
Industrial Development (3)	851.4	639.9	645.8	166.3	169.0
Municipal and Other (4)	217.0	213.8	205.4	211.6	206.5

Total Guaranteed and Contingent Debt	1,068.4	853.7	851.2	377.9	375.5

Underlying Debt (4):
Housing	19.5	18.2	16.3	16.5	16.1
Municipal (5)	3.3	2.2	1.0	0.2	0.2
Other	2.2	2.0	0.6	0.6	0.6

Total Underlying Debt	25.0	22.4	17.9	17.3	16.9

Total Public Sector Funded Debt	11,954.6	12,433.1	13,540.5	13,831.7	15,304.8

Deduct Sinking Funds Debt Retirement Fund	2,422.3	2,741.1	2,939.9	3,077.9	3,037.6

Net Public Sector Funded Debt	$9,532.3	$9,692.0	$10,600.6	$10,753.8	$12,267.2

Per Capita ($) (6)	10,195	10,355	11,265	11,416	13,009
As a Percentage of:
Personal Income (6)	49.4%	47.7%	49.6%	47.9%	52.8%
Gross Domestic Product at Market Prices (6)	46.8%	45.3%	46.1%	44.4%	48.7%

(1)	Amounts payable in foreign currencies and related sinking funds invested in securities denominated in foreign currencies are reflected at the Canadian dollar equivalent at rates of exchange in effect at March 31 in each of the years from 1998 to 2002, respectively, and reflects currency swap contracts. Does not include debt of Government Service Organizations or Government Business Enterprises.

(2)	See table on “Funded Debt for the Consolidated Fund ” above for more detailed information on this figure.

(3)	The Province services certain hospital and public school debt and, as a result, provided for this debt ($29.8 million at March 31, 2002) in its accounts. The debt of Nova Scotia Resources Limited and Sydney Steel Corporation, guaranteed by the Province, prior to 2001, is included in this line.

(4)	Debt of municipalities and municipal enterprises is shown as of March 31, 1998, 1999, 2000, 2001 and 2002. Underlying debt does not include debt of Nova Scotia Housing Development Corporation ($328.0 million at March 31, 2002), a Provincial Crown corporation established by an Act of the Legislature, which debt is secured by mortgages issued to the corporation.

(5)	See “Nova Scotia Municipal Finance Corporation” under “Certain Crown Corporations and Agencies”.

(6)	Population is as of July 1 of the preceding calendar year. Personal income and gross domestic product at market prices

Pension Funds

Public Service Superannuation Fund

     The Minister of Finance is the trustee of the Public Service Superannuation Fund (the “Superannuation Fund”). Employees of the Province and certain of its entities are entitled to receive pension benefits pursuant to the provisions of a plan established under the Public Service Superannuation Act, which receives employee and employer matching contributions and investment income and makes payments to pensioners and terminating employees.

     The Public Service Superannuation Fund, which is not part of the Consolidated Fund (as described in “Government Finance – General” above), is invested in federal, provincial, municipal and corporate securities eligible for investment under the Provincial Finance Act.

     The annual financial statements of the Superannuation Fund are audited by the Auditor General of Nova Scotia. The following table sets forth the continuity of the Public Service Superannuation Fund, as audited, for the five fiscal years ended March 31, 2002.

STATEMENT OF CONTINUITY OF PUBLIC SERVICE SUPERANNUATION FUND

		Fiscal Years Ended March 31
	1998	1999	2000	2001	2002

	(In millions)
Opening Balance	$2,255.0	$2,742.2	$2,505.9	$3,089.2	$2,913.8

Add:
Employee Contributions	28.6	—	32.8	32.5	34.1
Employer Contributions	28.6	—	32.8	32.5	34.1
Income Earned	251.9	254.7	383.5	454.0	57.5
Increase (Decrease) in Market Value of Investments	310.3	(291.1)	278.0	(544.8)	69.6
Other	1.9	2.9	3.8	10.2	6.4

	621.3	(33.5)	730.9	(15.6)	201.7

	2,876.3	2,708.7	3,236.8	3,073.6	3,115.5

Deduct:
Pensions paid	118.0	128.7	131.1	135.7	143.1
Refund of Contributions	1.8	1.2	1.2	1.6	1.8
Other	14.3	72.9	15.3	22.5	23.6

	134.1	202.8	147.6	159.8	168.5

Closing Balance	$2,742.2	$2,505.9	$3,089.2	$2,913.8	$2,947.0

     The latest actuarial valuation report on the Superannuation Fund was prepared by Morneau Sobeco as at December 31, 2001. The actuarial valuation projects liabilities for each member on the basis of service earned to date and projected average salaries for the five highest years at the date of retirement. The major economic and demographic assumptions used in the actuarial valuation at December 31, 2001 include a 3.0% inflation rate, average salary increases of 3.5% plus merit/seniority based on attained age, a 4.25% real rate of return on investments and an expected retirement age based on a 20% probability that a member would retire upon attainment of age 55 and 80 points (age plus service); otherwise the member was assumed to retire at the earlier of 35 years of service and age 60 (or in one year’s time if the member had already attained either age 60 or 35 years of service). The latest actuarial valuation indicated that, at December 31, 2001, the Fund had actuarial liabilities with a present value of $3,093.3 million, assets with a present value of $2,962.8 million, an unfunded liability of $130.5 million, and a funded ratio of 95.8%. The plan’s actuaries have provided estimated values for the Fund, at March 31, 2002, of actuarial liabilities with a present value of $3,128.7 million, assets of $2,948.0 million, an actuarial deficiency of $180.7 million, and a funded ratio of 94.2%. The plan’s actuaries have noted that there is a significant current service deficit of approximately $20.8 million per annum which is expected to continue at approximately the same amount for the next 8 years, with smaller deficits thereafter. This current service deficit represents 23.0% of the total current service cost. Market conditions have negatively affected the Fund since the last valuation. Department of Finance staff has estimated that as at November 30, 2002, the actuarial deficiency was $543.8 million, and the funded ratio was 83.1%.

     Provincial legislation and regulations provide that certain payments to pensioners are charged to the Consolidated Fund of the Province rather than to the Superannuation Fund. These payments, total and net of recoveries, amounted to $15.8 million and $13.7 million, respectively, for the fiscal year ended March 31, 2002. The Public Service Superannuation Act provides that payment must be made by the Province out of its Consolidated Fund if the Public Service Superannuation Fund is insufficient to provide for pension payments as they become due.

Teachers’ Pension Fund

     The Minister of Finance is the trustee of the Teachers’ Pension Fund (the “Teachers’ Fund”). Teachers are employed by school boards and are entitled to receive pension benefits pursuant to the Teachers’ Pension Act. Employee and matching employer contributions are paid into the Teachers’ Fund with pension payments made from the fund. The Teachers’ Fund is invested in federal, provincial, municipal and corporate securities eligible for investment under the Provincial Finance Act.

     The annual financial statements of the Teachers’ Pension Fund are audited by the Auditor General of Nova Scotia. In 1999, the Teachers’ Fund changed its fiscal year end from March 31 to December 31. The following table sets forth the continuity of the Teachers’ Pension Fund, as audited, for the fiscal years ended March 31, 1998 and March 31, 1999, the nine months ended December 31, 1999 and the two fiscal years ended December 31, 2001.

STATEMENT OF CONTINUITY OF THE TEACHERS’ PENSION FUND

	Fiscal Year	Fiscal Year	9 Months	Fiscal Year	Fiscal Year
	ended	ended	ended	ended	ended
	Mar 31, 1998	Mar 31, 1999	Dec 31, 1999	Dec 31, 2000	Dec 31, 2001

	(In millions)
Opening Balance	$2,570.8	$3,148.7	$3,067.8	$3,546.2	$3,741.8

Add:
Employee Contributions	43.6	46.0	36.2	49.1	50.6
Employer Contributions	43.6	46.0	36.2	49.1	50.6
Income Earned	264.3	265.1	236.6	674.3	61.9
Increase (Decrease) in Market Value of Investments	348.2	(289.3)	302.7	(397.3)	(122.4)
Contribution from School Boards re: Early Retirement Plan	42.5	28.8	—	—	—
Other	14.2	15.6	12.5	18.3	20.4

	756.4	112.2	624.2	393.5	61.1

	3,327.2	3,260.9	3,692.0	3,939.7	3,802.9

Deduct:
Pensions Paid	171.6	184.0	138.5	186.9	193.9
Refund of Contributions	1.3	1.6	1.7	1.2	1.3
Other	5.6	7.5	5.6	9.8	9.0

	178.5	193.1	145.8	197.9	204.2

Closing Balance	$3,148.7	$3,067.8	$3,546.2	$3,741.8	$3,598.7

     The latest actuarial valuation report on the Nova Scotia Teachers’ Pension Plan was completed by William M. Mercer Limited as at December 31, 2001. The major economic and demographic assumptions used in the valuation included an inflation rate of 3.0%, average salary increases of 3.5% plus merit/seniority based on attained age, a real rate of return on investments of 4.25% and a retirement age based on a 60% probability that a member would retire at the earliest age for an unreduced pension and a 40% probability that a member would retire upon attaining either age 65, 35 years of service or age 60 with 10 years of service. The actuarial valuation indicated that at December 31, 2001, the Fund had actuarial liabilities with a present value of $4,197.7 million, assets of $3,629.4 million, an unfunded liability of $568.3 million, and a funded ratio of 86.5%. Market conditions have negatively affected the Fund since the last valuation. Department of Finance staff has estimated that as at November 30, 2002, the actuarial deficiency was $967.1 million, and the funded ratio was 77.8%.

     The Teachers’ Pension Act provides that payment must be made by the Province out of its Consolidated Fund if the Teachers’ Pension Fund is insufficient to provide for pension payments as they become due.
Sydney Steel Corporation Superannuation Fund

     The Sydney Steel Corporation Superannuation Fund was established under the Sydney Steel Corporation Sale Act effective March 1, 2001. The Fund assumed responsibility for the assets and obligations of the former Sydney Steel Corporation pension plans. Under subsection 7(9) of the Sydney Steel Corporation Sale Act, the Province of Nova Scotia has assumed responsibility to fund any shortfalls arising under this Fund.

     The remaining former Sydney Steel Corporation Pension Fund assets, in the amount of $70,006,858, were transferred to the Sydney Steel Corporation Superannuation Fund.

     Three pension plans are covered by the Fund:

(1)	United Steelworkers of America Pension Plan
The plan is a non-contributory defined benefit plan, covering employees of Sydney Steel Corporation who are members of Locals 1064, 6516 and 6537 of the United Steelworkers of America. Under the plan, contributions were made only by Sydney Steel Corporation.

(2)	Salaried Pension Plan
The plan is a partially contributory defined benefit pension plan covering the salaried employees of Sydney Steel Corporation. Under the plan, contributions were made by plan members and by Sydney Steel Corporation.

(3)	Canadian Union of Public Employees Pension Plan
The plan is a non-contributory defined benefit plan covering employees of Sydney Steel Corporation who are members of Local 1675 of the Canadian Union of Public Employees. Under the plan, contributions were made only by Sydney Steel Corporation.

     The annual financial statements of the Sydney Steel Corporation Superannuation Fund are audited by the Auditor General of Nova Scotia. The following table sets forth the continuity of the Fund, as audited, since its inception on March 1, 2001, for the one month ending March 31, 2001 and the fiscal year ending March 31, 2002.

STATEMENT OF CONTINUITY OF THE SYDNEY STEEL CORPORATION SUPERANNUATION FUND

	1 Month	Fiscal Year
	ended	ended
	Mar 31, 2001	Mar 31, 2002

	(in millions)
Opening Balance	$70.0	$67.0

Add:
Employee Contributions	0.0	0.1
Employer Contributions	0.0	0.1
Income Earned	0.4	5.4
Increase (Decrease) in Market Value of Investments	(2.1)	(4.8)
Other	0.0	0.0

	(1.7)	0.8

	68.3	67.8

Deduct:
Pensions Paid	1.3	28.3
Refund of Contributions	0.0	0.0
Other	0.0	0.5

	1.3	28.8

Closing Balance	$67.0	$39.0

     The latest actuarial valuation reports on the three pension plans which are funded from the Sydney Steel Corporation Superannuation Fund were completed by Eckler Partners Limited as at December 31, 2001. The major economic and demographic assumptions used in each valuation included an investment return of 7.05%, an inflation rate of 2.75% (applicable to the Salaried Pension Plan only) and a 100% probability that a member would retire on their earliest eligible unreduced retirement date. The actuarial valuations indicated that as at December 31, 2001, the United Steelworkers of America Pension Plan had actuarial liabilities with a present value of $184.1 million, assets of $19.0 million, an unfunded liability of $165.0 million, and a funded ratio of 10.3%. The Salaried Pension Plan had actuarial liabilities with a present value of $51.9 million, assets of $26.1 million, an unfunded liability of $25.8 million, and a funded ratio of 50.2%. The Canadian Union of Public Employees Pension Plan had actuarial liabilities with a present value of $2.3 million, assets of $0.7 million, an unfunded liability of $1.6 million, and a funded ratio of 29.9%.

CERTAIN CROWN CORPORATIONS AND AGENCIES

     Crown corporations and agencies are special purpose entities to which the Province has delegated responsibility for the operation of certain of its programs. These entities are subject to policy direction by the Province and have been provided with financial assistance from the Province, where required, either through debt guarantees, loans, equity investments or grants. See “Government Finance – Loans and Investments” above and “Provincial Debt - Guaranteed and Contingent Debt” above. As stated in “Government Finance - Changes in Accounting Policies” above, the Province restated its results for the fiscal year ended March 31, 1998 and prepared consolidated financial statements for the fiscal year ended March 31, 1999, each including Crown corporations and agencies whereby their operating results became part of the consolidated Provincial surplus/(deficit). The more significant of the Province’s corporations and agencies are discussed below.

Sydney Steel Corporation

     Sydney Steel Corporation (“Sysco”), a Provincial Crown corporation established by an Act of the Legislature in 1967, owned a steel mill at Sydney, Nova Scotia, which ceased operations in July 2000. The Province is in the process of liquidating the assets of Sysco. Concurrent with the liquidation is a demolition program with a view to future development opportunities for the site.

     Sysco recorded losses of $55.7 million, $34.5 million and $31.3 million for the years ended December 31, 2000, 1999, and 1998, respectively. In 2001, the income of $2.8 million resulted from scrap sales and pier lease revenues, both of which were not included as part of the closure provisions.

     The Province’s Statement of Operations for the year ended March 31, 2000 includes an Unusual Item for the sale of Sysco in the amount of $475.3 million. Included in this amount are $96.8 million for pensions and severance costs, $250.0 million for environmental remediation at Sysco, $68.5 million for environmental costs at the Sydney Tar Ponds, $14.0 million for Sysco losses to October 31, 2000, and $46.0 million for expected loss on sale of assets. As at March 31, 2000, the Province assumed the outstanding debt of Sysco in an amount of $154.7 million.

     In 1996, a joint action group was established by the three levels of governments (Federal; Provincial; and, Municipal) to deal with the clean up of the Sydney Tar Ponds. The Sydney Tar Ponds is a hazardous chemical waste site adjacent to Sysco created by discharges from Sysco’s coke ovens into an adjacent creek. In June 1999, the Federal, Provincial and Municipal governments signed the Canada-Nova Scotia-Cape Breton Regional Municipal Cost-Sharing Agreement which provided for funding project costs of $62 million over the 1999-2000 to 2001-2002 fiscal years. This funding is for the investigation and recommendation of technologies that are to be used to carry out the remediation, as well as establish the global cost of remediation. As at March 31, 2002, $15.0 million has been charged to the Province’s $68.5 million Tar Ponds provision. The Province is currently in negotiations with the other government levels respecting additional cost-sharing for this project.

     The following table sets forth the revenues, expenditures and income (loss) for Sysco for the five calendar years 1997 through 2001.

SUMMARY OF PROFIT AND LOSS STATEMENTS FOR SYSCO

	1997	1998	1999	2000	2001

Total Revenues	$63.1	$90.5	$86.0	$66.3	$3.0
Total Expenditures	123.7	121.8	120.5	122.0	0.2

Pre-Tax Income (Loss)	$(60.6)	$(31.3)	$(34.5)	$(55.7)	$2.8

Nova Scotia Resources Limited

     Nova Scotia Resources Limited (“NSRL”), a corporation owned by the Province, was established to invest in and manage the Province’s participation in petroleum, energy and mineral projects.

     NSRL and its subsidiaries now have the following assets:

•	a 50% working interest in the Cohasset and Panuke production license areas which include the Cohasset-Panuke oil development located offshore Nova Scotia, which terminated production in December 1999; and,

•	ownership averaging 6% of 11 other significant discovery licenses offshore Nova Scotia, with estimated recoverable reserves (NSRL share) of 83 billion cubic feet of natural gas and 2 million barrels of oil/natural gas liquids.

     NSRL’s 8.4% interest in the Sable Offshore Energy Project (“SOEP”) was sold, effective December 1, 2000. The offshore facilities and reserves were sold to Emera Inc. for $315 million and the onshore facilities were sold to a group consisting of ExxonMobil Canada Properties, Shell Canada Limited, Imperial Oil Resources, and Mosbacher Operating Ltd. for $40 million. The proceeds of the sale of NSRL’s interest in SOEP ($355 million) were forwarded to the Province as a return of capital.

     The Province’s 50% working interest in the Deep Panuke project area was sold to the other 50% holder, PanCanadian Petroleum Limited (now EnCana Corporation) in October, 1999 in exchange for a two per cent gross overriding royalty on the Province’s interest, which translates into one per cent of all Deep Panuke petroleum revenues. The gross overriding royalty was transferred in the summer of 2001 to 3052155 Nova Scotia Limited, a wholly owned Crown Corporation.

     Net earnings for the year ended December 31, 2001 were $203.5 million resulting from a combination of earnings and a gain on sale of certain oil and gas properties. The net loss for the year ended December 31, 2000 was $41.5 million, mainly due to foreign exchange losses. The carrying value of oil and gas properties was $5.3 million as of December 31, 2001. The Province’s cumulative provision for the deficiency in net assets of the Company was $0.9 million as at March 31, 2002.

     NSRL has posted a Promissory Note with the Canada-Nova Scotia Offshore Petroleum Board in the amount of $17.5 million as evidence of financial responsibility with respect to its abandonment obligations related to the Cohasset-Panuke project. The Province has provided a guarantee on this note.

     On September 8, 2002, the Province announced that it had entered into an agreement to sell the shares of Nova Scotia Resources Limited to Endless Energy Corporation of Alberta for cash proceeds of $4 million plus any cash on hand in the Company at the sale date. Also, the agreement required the purchaser to assume responsibility for the $17.5 million guarantee to the Canada-Nova Scotia Offshore Petroleum Board for abandonment costs related to the Cohasset-Panuke oil project, referred to above.

     The sale was to have been completed on October 31, 2002, but the purchaser was unable to provide the security necessary to replace the $17.5 million provincial guarantee. On November 4, 2002, the Province and the purchaser agreed to extend the closing date until December 31, 2002. As part of this agreement, the purchaser executed all other documents necessary to complete the purchase and paid the requisite closing funds. These were put into escrow, except for a deposit of $0.4 million, which was released to the Province on November 7, 2002. The Province and the purchaser further agreed that if the purchaser failed to close by December 31, 2002, as a result of being unable to obtain the security necessary to replace the provincial guarantee, the Province would be entitled to be paid $1 million out of the funds held in escrow as liquidated damages.

     Endless Energy failed to close by December 31, 2002 and the agreement expired on that date. On January 21, 2003, the Province and the purchaser entered into a new agreement for the sale and purchase of the shares of Nova Scotia Resources Limited on essentially the same terms and conditions and for the same price as before, plus an administration fee of $25,000, which has been paid to the Province. As part of this agreement, the purchaser released $1 million from escrow, to be credited to the purchase price on closing or forfeited as liquidated damages in the event that the purchaser fails to close. It was agreed that the purchaser would have until February 28, 2003 to close, but that the Province could offer to sell the shares of Nova Scotia Resources Limited to third parties in the meantime and could require the purchaser to close earlier on two business days’ notice, after which the Province would be at liberty to sell the shares to a third party.

     The following table sets forth the revenues, expenditures and income (loss) for NSRL for the five calendar years 1997 through 2001.

SUMMARY OF PROFIT AND LOSS STATEMENTS FOR NOVA SCOTIA RESOURCES LIMITED

	1997	1998	1999	2000	2001

Total Revenues	$58.7	$58.5	$72.3	$94.0	$69.8
Less: Total Expenditures	116.4	134.1	98.0	135.5	26.9
Plus: Gain on sale of Assets	—	—	—	—	160.6

Pre-Tax Income (Loss)	$(57.7)	$(75.6)	$(25.7)	$(41.5)	$203.5

Nova Scotia Municipal Finance Corporation

     Nova Scotia Municipal Finance Corporation (“MFC”), a Provincial Crown corporation established by an Act of the Legislature in 1979, acts as a central borrowing agency for municipalities and municipal enterprises in Nova Scotia. Under the incorporating legislation, municipalities and municipal enterprises are required to raise their long-term capital requirements through MFC except for borrowings from the Federal Government, the Province, another municipality, or their agencies. The Halifax Regional Municipality may, for the sole purpose of financing the Halifax Harbour Solutions Project, borrow money by the issue and sale of debentures to persons other than the MFC, the Government of Canada, the Province or another municipality, or any department, agency or fund thereof.

Nova Scotia Power Finance Corporation

     On August 12, 1992, the Government of Nova Scotia completed the public sale of all the common shares of Nova Scotia Power Inc. (“NSPI”), an electric utility which had assumed the net operating assets of Nova Scotia Power Corporation (“NSPC”). Prior to that date, the utility was a Provincial Crown corporation.

     Neither the Province nor Nova Scotia Power Finance (“NSP Finance”) will guarantee, assume or otherwise be responsible for any obligations of NSPI, and NSPI has agreed to indemnify NSP Finance and the Province against any claims arising out of the liabilities and commitments assumed by NSPI.

     In accordance with the Nova Scotia Power Corporation Privatization Act passed in 1992, NSP Finance has provided for defeasance of its debt. The portfolio of defeasance assets consists of Nova Scotia Power Corporation, other provincial government and utilities, Federal government and Federal US bonds, coupons or residuals.

FOREIGN EXCHANGE

     Canada maintains a floating exchange rate for the Canadian dollar, which permits the rate to be determined by fundamental market forces without intervention except as required to maintain orderly conditions.

     Spot exchange rates for the US dollar in Canada, expressed in Canadian dollars per US dollar, are shown in the table below for 1998 through 2001.

Spot Rates	1998	1999	2000	2001	2002

High	$1.5845	$1.5475	$1.5632	$1.5975	$1.5801
Low	1.4040	1.4420	1.4318	1.5899	1.5768
Close	1.5333	1.4433	1.4995	1.5928	1.5776
Average Noon	1.4831	1.4858	1.4850	1.5926	1.5796
Source: Bank of Canada

     On December 31, 2002 the closing spot rate for the US dollar in Canada, as reported by the Bank of Canada, was 1.5776.

     Unless otherwise specified or the context otherwise requires, the following table sets forth the conversion rates used in this Annual Report for foreign currency borrowings.

		US	Swiss	Pounds	Japanese
Closing rate at March 31	EURO	Dollar	Francs	Sterling	Yen

1998	—	1.4166	0.9292	2.3714	0.010630
1999	—	1.5092	1.0221	2.4366	0.012750
2000	—	1.4535	0.8743	2.3141	0.014160
2001	—	1.5774	0.9084	2.2375	0.012560
2002	1.3881	1.5935	0.9464	2.2693	0.012016

OFFICIAL STATEMENTS

     The information set forth in this exhibit to Form 18-K has been supplied by the Minister of Finance or his authorized representatives acting in their official capacities.

AUDITOR’S REPORT

I have audited the following Tables I - VII as set forth herein, which constitute extracts from, or summaries of, the consolidated financial statements of the Province of Nova Scotia for the years ended March 31, 1999, March 31, 2000, March 31, 2001, and March 31, 2002.

I have audited the consolidated financial statements of the Province for the years ended March 31, 1999, March 31, 2000, March 31, 2001, and March 31, 2002 on which I reported separately November 12, 1999, November 30, 2000, September 28, 2001 and October 18, 2002 respectively.

Table I - Consolidated Statement of Financial Position as at March 31, 1999 - 2002 inclusive

Table II - Consolidated Statement of Operations for the years ended March 31, 1999 - 2002 inclusive

Table III- Consolidated Statement of Net Direct Debt for the years ended March 31, 1999 - 2002 inclusive

Table IV - Consolidated Statement of Cash Flow for the years ended March 31, 1999 - 2002 inclusive

Table V - Consolidated Statement of Tangible Capital Assets as at March 31, 2001 - 2002 inclusive

Table VI - Statement of Debentures Outstanding for Consolidated Fund and Government Service Organizations as at March 31, 2002

Table VII- Consolidated Statement of Direct Guarantees as at March 31, 2002

These Tables are the responsibility of the Government of Nova Scotia, represented by the Minister of Finance. My responsibility is to express an opinion on these Tables based on my audit.

Except as explained in the following paragraph, I conducted my audit of the consolidated statements in these Tables in accordance with Canadian generally accepted auditing standards. Those standards require that I plan and perform an audit to obtain reasonable assurance whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation.

My auditor’s report dated November 12, 1999 on the Province’s March 31, 1999 consolidated financial statements, included the following:

"On September 28, 1999, the Minister of Finance announced significant changes to the basis of accounting that has been used to prepare the Province’s financial statements for the year ended March 31, 1999. These changes included implementation of generally accepted accounting principles (which for purposes of the Province’s financial statements is represented by the accounting recommendations of the Public Sector Accounting Board of the Canadian Institute of Chartered Accountants (CICA), supplemented where appropriate by the CICA’s other accounting standards or pronouncements). As discussed in Note 1 to the financial statements, changes required to the accounting for certain post-employment benefits, including pension costs and obligations have not yet been implemented. The effect of the changes required have not been estimated, as further study or analysis is required.

In my opinion, except for the effects of adjustments, if any, which might be determined to be necessary to the accounting for post-employment benefits, these financial statements present fairly the financial position of the Province of Nova Scotia as at March 31, 1999 and the results of its operations and cash flow for the year then ended in accordance with generally accepted accounting principles.

My auditor’s report dated November 30, 2000 on the Province’s March 31, 2000 consolidated financial statements, including restated

March 31, 1999 information, included the following:

"The audited financial statements of Sydney Steel Corporation and the related pension plans for the year ended December 31, 1999 and the final actuarial valuation reports on those pension plans, had not been finalized at the time of my reporting on the Province’s March 31, 2000 consolidated financial statements. Since the preliminary versions of this information available during my examination may be changed, I was unable to determine whether adjustments to the net income from government business enterprises or the unusual item reported on the statement of operations might be necessary.

In my opinion, except for the effect of adjustments, if any, which I might have determined to be necessary had I been able to examine the audited financial statements of Sydney Steel Corporation and the related pension plans for the year ended December 31, 1999 and the final actuarial valuation reports on those pension plans, these consolidated financial statements present fairly, in all material respects, the financial position and tangible capital assets of the Province of Nova Scotia as at March 31, 2000 and the results of operations, changes in net direct debt, and cash flow for the year then ended in accordance with accounting principles generally accepted for the public sector in Canada."

My auditor’s report dated September 28, 2001 and October 18, 2002 on the Province’s March 31, 2001 and March 31, 2002 consolidated financial statements, including restated March 31, 2000 and March 31, 2001 information, was unqualified.

Further to the above, the 1999 information included in the Tables were not restated for the impact of changing the accounting policy related to the amortization of premiums and discounts for sinking fund investments. Information required to restate the 1999 information was not readily available, and as such comparability between 1999, 2000, 2001, and 2002 may be significantly affected.

In my opinion, except for the effect of adjustments, if any, which might have been determined to be necessary had the information been readily available to restate the 1999 information, Tables I - VII, with supporting notes and schedules, present fairly the financial position and tangible capital assets of the Province of Nova Scotia as at March 31, 1999 — 2002 inclusive and March 31, 2001- 2002 inclusive respectively, the debentures outstanding for Consolidated Fund and Government Service Organizations as at March 31, 2002, the direct guarantees of the Province of Nova Scotia as at March 31, 2002 and the results of operations, changes in net direct debt, and cash flow for the years ended March 31, 1999 — 2002 inclusive in accordance with Canadian generally accepted accounting principles.

E.     Roy Salmon, FCA
Auditor General

Halifax, Nova Scotia
October 18, 2002

CONSOLIDATED FINANCIAL STATEMENTS OF THE PROVINCE

Table I — Consolidated Statement of Financial Position (Audited)

	As at March 31
	1999	2000	2001
	(as restated)	(as restated)	(as restated)	2002

	(In thousands)
Assets:
Cash and Short-Term Investments	$270,009	$445,377	$420,455	$1,277,307
Accounts Receivable and Advances	1,099,775	1,021,172	1,054,596	490,426
Inventory	—	1,080	954	1,154
Loans and Investments	963,492	994,096	911,803	896,333

	$2,333,276	$2,461,725	$2,387,808	$2,665,220

Liabilities:
Bank Advances and Short-Term Borrowings	$942,001	$738,918	$1,215,839	$229,317
Accounts Payable and Accrued Liabilities	546,192	1,053,197	1,028,368	1,013,742
Deferred Revenue	176,560	31,790	47,941	61,702
Accrued Interest	287,909	297,625	270,976	275,409
Unmatured Debt of Government Service Organizations	9,584,118	10,400,143	10,680,372	12,211,270
Unamortized Foreign Exchange Translation Losses and Discounts	(684,207)	(516,178)	(565,835)	(521,698)
Pension, Retirement and Other Obligations	1,091,252	1,112,498	1,042,071	928,365
Deficiency in Government Business Enterprises	674,110	38,963	34,695	29,027
Deficiency in Discontinued Government Business Enterprises	—	535,454	3,465	(863)

	12,617,935	13,692,410	13,757,892	14,226,271

Net Direct Debt	(10,284,659)	(11,230,685)	(11,370,084)	(11,561,051)
Tangible Capital Assets	2,267,850	2,403,259	2,673,920	2,810,659

Accumulated Deficits	$(8,016,809)	$(8,827,426)	$(8,696,164)	$(8,750,392)

Trust Funds Under Administration	$6,186,562	$7,350,070	$7,474,925	$7,406,469

Table II — Consolidated Statement of Operations (Audited)

	For the Fiscal Years Ended March 31
	1999 (1)	2000 (1)	2001	2002
	(as restated)	(as restated)	(as restated)

		(In thousands)
Revenue Provincial Sources	$2,412,900	$2,585,920	$2,734,658	$2,898,192
Federal Sources	1,871,127	1,903,624	$1,965,075	$1,935,794
Other	465,926	440,406	608,617	612,466
Sinking Fund and Public Debt Retirement Fund Earnings (2)	218,164	193,238	206,639	192,293

Total Revenue	4,968,117	5,123,188	5,514,989	5,638,745

Expenses
Agriculture and Fisheries	—	—	40,184	43,955
Agriculture and Marketing	35,612	42,263	—	—
Business and Consumer Services	31,259	31,538	—	—
Community Services	566,065	583,320	615,790	654,019
Economic Development	83,558	103,097	83,162	87,545
Education	1,059,783	1,063,709	1,101,964	1,123,262
Assistance to Universities	188,487	197,232	203,489	201,732
Environment	37,707	44,002	—	—
Environment and Labour	—	—	52,128	56,077
Finance	5,109	9,638	8,704	13,018
Fisheries and Aquaculture	5,870	8,905	—	—
Health	1,752,068	1,951,879	1,911,182	2,079,020
Housing and Municipal Affairs	141,394	78,439	—	—
Human Resources	3,983	3,934	—	—
Justice	80,120	84,088	87,532	87,665
Labour	10,341	8,983	—	—
Natural Resources	53,763	55,832	54,499	53,911
Public Service	66,811	79,219	96,526	77,107
Service Nova Scotia and Municipal Relations	—	—	111,556	99,198
Tourism and Culture	—	40,479	38,786	41,956
Transportation and Public Works	225,742	236,258	220,627	234,290
Restructuring Costs	2,784	2,773	73,378	65,396
Pension Valuation Adjustment	12,094	(57,249)	(77,663)	(69,302)
Unallocated Recoveries	(14,099)	—	—	—
Loss on Disposal of Crown Assets	—	—	321	4,938
Debt Servicing Costs	1,041,578	1,110,993	1,172,250	1,179,076

Total Expenses	5,390,029	5,679,332	5,794,415	6,032,863

(Deficit) from Government Service Organizations	(421,912)	(556,144)	(279,426)	(394,118)

Net Income from Government Business Enterprises	160,738	295,136	296,993	308,898
Net Loss from Discontinued Government Business Enterprises	—	(60,653)	(50,885)	—

Deficit before Unusual Item	(261,174)	(321,661)	(33,318)	(85,220)
Unusual Item (3)	—	(475,300)	179,825	30,992

Provincial Surplus (Deficit)	$(261,174)	$(796,961)	$146,507	$(54,228)

(1)	Does not reflect accounting policy change regarding treatment of Industrial Parks and Malls.

(2)	1999 amounts do not reflect accounting policy change for amortization of sinking fund investment premiums and discounts.

(3)	2000 — Provision for Sydney Steel Corporation (“Sysco”) losses to October 31, 2000, expected loss on sale of Sysco assets, Sysco unfunded pension and severance liabilities and estimated environmental remediation of Sysco and Sydney Tar Pond sites; 2001 — Gain on sale of net assets of Nova Scotia Resources Limited; 2002 — Gain on sale of net assets of Nova Scotia Resources Limited ($30.8 million) and Nova Scotia Innovation Corporation’s gain on sale of assets ($0.2 million).

51

Table III - Consolidated Statement of Net Direct Debt (Audited)

		For the Fiscal Years Ended March 31
	1999	2000	2001	2002
	(as restated)	(as restated)	(as restated)

		(In thousands)
Net Direct Debt - as originally reported	$(9,290,490)	$(10,284,659)	$(11,230,685)	$(11,370,084)
Prior Period Adjustments	(640,082)	(10,701)	(23,643)	—
Comparative Figures Adjustment	—	(2,955)	—	—

Net Direct Debt - beginning of year	(9,930,572)	(10,298,315)	(11,254,328)	(11,370,084)

Add (Deduct):
Provincial Surplus (Deficit)	(261,174)	(796,961)	146,507	(54,228)
Distribution of Budgetary Surplus	—	—	—	—
Change in Net Unfunded Pension Obligations	—	—	—	—
Increase in Net Book Value of Tangible Capital Assets	(92,913)	(135,409)	(262,263)	(136,739)

Increase in Net Direct Debt	(354,087)	(932,370)	(115,756)	(190,967)

Net Direct Debt - end of year	$(10,284,659)	$(11,230,685)	$(11,370,084)	$(11,561,051)

Table IV — Consolidated Statement of Cash Flow (Audited)

	Fiscal Years ended March 31,
	1999	2000	2001	2002
	(as restated)	(as restated)	(as restated)

	(In thousands)
Cash inflows (outflows) from the following activities:
Operations:
Provincial Surplus (Deficit)	$(261,174)	$(796,961)	$146,507	$(54,228)
Sinking Fund and Public Debt Retirement Fund Earnings	(218,164)	(193,238)	(206,639)	(192,293)
Foreign Exchange Amortization	(131,080)	(8,863)	(9,416)	(6,237)
Amortization of Tangible Capital Assets	125,889	137,769	157,980	177,390
Net Income from Government Business Enterprises	(160,738)	(234,483)	(246,108)	(308,898)
Net Change in Other Non-Cash Items	(245,808)	264,682	369,942	(532,780)

	(891,075)	(831,094)	212,266	(917,046)

Investing:
Repayment of Loans and Investments	146,839	152,863	188,752	167,599
Advances and Investing	(260,616)	(183,467)	(144,723)	(152,128)
Acquisition of Tangible Capital Assets	(221,580)	(277,809)	(427,197)	(327,054)
Net Proceeds from the Disposal of Tangible Capital Assets	2,778	4,631	6,954	12,925
Advances from (to) Government Business Enterprises	261,790	134,789	(307,600)	298,902

	(70,789)	(168,993)	(683,814)	244

Financing:
Debentures Issued	1,607,940	1,454,450	1,248,826	2,657,686
Capital Leases	55,652	105,832	237,064	76,598
Foreign Currency Swaps and Adjustments	270,323	80,109	115,361	58,044
Sinking Fund Installments	(170,542)	(219,805)	(266,511)	(286,654)
Proceeds from Sinking Funds for Debt Repayment	256,636	214,814	138,532	510,732
Repayment of Debentures and Other Long-Term Obligations	(1,590,716)	(459,945)	(1,026,646)	(1,242,752)

	429,293	1,175,455	446,626	1,773,654

Cash inflow (outflow)	(532,571)	175,368	(24,922)	856,852
Cash Position, beginning of year	802,580	270,009	445,377	420,455

Cash Position, end of year	$270,009	$445,377	$420,455	1,277,307

Cash Position represented by:
Cash and Short-term Investments	$270,009	$445,377	$420,455	$1,277,307

Table V — Consolidated Statement of Tangible Capital Assets as at March 31, 2002
 ($ thousands)

	2002

		Buildings	Machinery
		and Land	Computers
		Improve-	and
	Land	ments	Equipment	Ferries	Vehicles

Cost of Tangible Capital Assets
Opening Cost	$501,738	$1,757,208	$575,075	$9,241	$30,701
Additions	8,429	124,087	55,023	—	6,171
Annual Adjustment to Social Housing	—	—	—	—	—
Disposals	(7,999)	(117)	(16,031)	—	(437)

Closing Cost	502,168	1,881,178	614,067	9,241	36,435
Accumulated Amortization
Opening Accumulated Amortization	—	(751,197)	(374,697)	(8,402)	(18,527)
Disposals	—	(27)	13,378	—	398
Amortization Expense	—	(41,257)	(58,978)	(168)	(4,921)

Closing Accumulated Amortization	—	(792,481)	(420,297)	(8,570)	(23,050)

Net Book Value	$502,168	$1,088,697	$193,770	$671	$13,385

Opening Balance	$501,738	$1,006,011	$200,378	$839	$12,174
Closing Balance	502,168	1,088,697	193,770	671	13,385

Increase (Decrease) in Net Book Value	$430	$82,686	$(6,608)	$(168)	$1,211

[Additional columns below]

[Continued from above table, first column(s) repeated]

					2001
	2002				(restated)

		Roads,
		Bridges
	Capital	and	Social
	Leases	Highways	Housing	Total	Total

Cost of Tangible Capital Assets
Opening Cost	$441,020	$303,085	$397,225	$4,015,293	$3,623,435
Additions	83,100	50,244	—	327,054	427,197
Annual Adjustment to Social Housing	—	—	(9,007)	(9,007)	(8,502)
Disposals	(4,484)	—	(2,052)	(31,120)	(26,837)

Closing Cost	519,636	353,329	386,166	4,302,220	4,015,293
Accumulated Amortization
Opening Accumulated Amortization	(44,252)	(144,298)	—	(1,341,373)	(1,211,778)
Disposals	4,446	—	—	18,195	19,883
Amortization Expense	(29,493)	(33,566)	—	(168,383)	(149,478)

Closing Accumulated Amortization	(69,299)	(177,864)	—	(1,491,561)	(1,341,373)

Net Book Value	$450,337	$175,465	$386,166	$2,810,659	$2,673,920

Opening Balance	$396,768	$158,787	$397,225	$2,673,920	$2,411,657
Closing Balance	450,337	175,465	386,166	2,810,659	2,673,920

Increase (Decrease) in Net Book Value	$53,569	$16,678	$(11,059)	$136,739	$262,263

Amortization is calculated on a declining balance basis for assets of the Consolidated Fund. The amortization percentages of the more common tangible capital assets are: buildings (5%); machinery, computers & equipment (20%-50%); ferries (20%); vehicles (30%); and roads, bridges & highways (5-30%). Capital leases are amortized on a straight-line basis over the length of each lease.

Amortization is generally calculated on a straight-line basis for assets of entities consolidated with the Consolidated Fund. The estimated useful lives of the more common tangible capital assets are: buildings (including leasehold improvements) & land improvements (2-50 yrs); machinery, computers & equipment (3-20 yrs); and vehicles (3 yrs). Capital leases are amortized on a straight-line basis generally over a 5 to 20 year term.

Social Housing Assets relate to the Housing Development Corporation. This entity does not track accumulated amortization separately so the closing cost of these assets is the net carrying value of the assets. Social Housing assets are amortized using the sinking fund method.

Included in the closing cost of the various classes as of March 31, 2002, are costs for assets under construction which have not started to be amortized. These costs ($ thousands) are buildings - 69,466; machinery, computers & equipment - $8,177; vehicles - $56; capital leases - $1,589; and roads, bridges & highways - $16,810.

Table VI — Statement of Debentures Outstanding for Consolidated Fund and Government Service Organizations as at March 31, 2002 (Audited)

The following table sets forth the Statement of Debentures outstanding as at March 31, 2002 for Consolidated Fund and Government Service Organizations.

Consolidated Fund

							Sinking
							Funds &
	Date		Date			Amount	Defeasance
Series	of Issue		of Maturity		Rate	Outstanding	Assets (1)

						(In thousands)
Payable in Canadian Currency

Sinking Fund General							$577,746

Canada Pension Plan Investment Fund (A)
CP23	June	1, 1983	March	1, 2003	14.670	93,725	—
CP24	June	1, 1984	March	1, 2004	11.600	90,597	—
CP25	Aug.	1, 1985	Jan.	2, 2005	13.370	85,762	—
CP26	April	1, 1986	March	3, 2006	11.480	91,752	—
CP27	May	1, 1987	March	2, 2007	9.610	109,641	—
CP29	May	2, 1988	March	1, 2008	9.770	81,516	—
CP30	June	1, 1989	Dec.	1, 2008	10.080	78,450	—
CP31	June	1, 1990	March	1, 2010	9.900	85,218	—
CP32	May	1, 1991	Aug.	1, 2010	10.580	46,648	—
CP34	May	1, 1992	July	2, 2011	9.920	78,408	—
CP35	May	3, 1993	July	2, 2012	9.370	55,808	—
CP36	March	1, 1999	March	1, 2019	5.870	27,102	—
CP37	March	3, 2000	March	3, 2020	6.610	73,922	—
CP38	March	2, 2001	March	2, 2021	6.400	78,277	—
CP39	March	1, 2002	March	1, 2022	6.400	96,251	—

						1,173,077	0

Other Issues
7S(B)	March	15, 1978	March	15, 2003	9.750	750	(B )
7T(B)	Sept.	7, 1978	Sept.	7, 2008	9.750	5,600	(B )
7V(B)	March	30, 1979	March	30, 2004	10.500	2,000	(B )
8S	July	3, 1985	July	3, 2009	11.250	150,000	71,125
8U	Dec.	12, 1985	Dec.	12, 2009	10.875	150,000	66,583
8V(G)	March	15, 2000	March	15, 2016	8.880	205,725	64,252
9E(G)	March	1, 2000	March	1, 2020	9.250	409,200	75,013
9K	Jan.	30, 1992	Jan.	30, 2022	9.600	200,000	25,043
9L(G)	April	1, 2000	April	1, 2022	8.750	247,967	46,063
9S	June	1, 1995	Dec.	1, 2005	8.250	200,000	34,896
9W	Oct.	11, 1996	Oct.	11, 2006	7.250	250,000	75,529
9Y	Feb.	18, 1997	Dec.	30, 2002	6.250	250,000	139,882
9Z	Oct.	3, 1997	June	1, 2027	6.600	550,000	28,023
A1	Feb.	9, 1998	June	2, 2003	5.250	450,000	44,742
A3 (F63,915m)	Oct.	23, 1998	Dec.	1, 2003	5.100	250,000	22,419
A3	Sept.	15, 2000	Dec.	1, 2003	5.100	50,000	—
A4	Jan.	20, 1999	June	1, 2009	5.400	500,000	35,246
A5	Dec.	7, 1999	Dec.	1, 2004	6.250	300,000	16,468
A6	Jan.	10, 2000	Dec.	29, 2005	6.250	250,000	13,640
A7	Mar.	15, 2000	June	1, 2005	6.400	300,000	16,180
A8	Nov.	1, 2000	Sept.	1, 2010	6.400	300,000	16,665
A8	June	26, 2000	Sept.	1, 2010	6.400	300,000	—
A9	Jan.	19, 2001	Mar.	15, 2006	5.500	350,000	9,721
B1	May	14, 2001	June	1, 2011	6.250	350,000	—

Consolidated Fund

							Sinking
							Funds &
	Date		Date			Amount	Defeasance
Series	of Issue		of Maturity		Rate	Outstanding	Assets (1)

						(In thousands)
B1	Oct.	12, 2001	June	1, 2011	6.250	300,000	—
B2	June	12, 2001	Dec.	1, 2031	6.600	300,000	—
B3	Feb.	22, 2002	Dec.	20, 2007	5.250	200,000	—
B4(F)(G)	Feb.	26, 2002	Feb.	27, 2012	Floating	795,000	—

						7,616,242	801,490

Promissory Notes
P11	Jan.	7, 1996	March	31, 2003	9.375	33,277	—
P21	Oct.	30, 1997	Mar.	14, 2014	9.000	44,000	—
P28(F)	May	21, 1998	May	23, 2003	5.850	58,000	—
P29(F)	Aug.	14, 1998	Aug.	14, 2003	5.350	25,000	—
P32(F)	Nov.	9, 1998	Nov.	9, 2010	5.500	15,000	—
P33(F)	April	27, 1999	April	27, 2010	5.500	15,000	—
P35(F)	May	21, 1999	May	21, 2008	5.580	25,000	—
P41	Dec.	23, 1999	Dec.	23, 2002	6.250	125,000	—
P41	Feb.	3, 2000	Dec.	23, 2002	6.250	50,000	—
P42(F)	Feb.	3, 2000	Feb.	3, 2003	Floating	125,000	—
P44(F)(G)	Feb.	24, 2000	Feb.	24, 2010	5.200	72,235	—
P45	Apr.	20, 2000	Apr.	20, 2003	Floating	25,000	—
P46	Oct.	3, 2000	Oct.	3, 2003	Floating	110,000	—
P47	Dec.	4, 2000	Dec.	2, 2002	Floating	60,000	—
P48	Feb.	9, 2001	Feb.	9, 2005	Floating	60,000	—
P49	Apr.	16, 2001	Apr.	16, 2008	Floating	40,000	—
P50(F)	May	10, 2001	May	10, 2013	Step-up	25,000	—
P51	Jul.	11, 2001	Jan.	11, 2005	Floating	30,000	—
P52(F)	Sept.	13, 2001	Sept.	13, 2013	Step-up	30,000	—
P53(F)	Nov.	15, 2001	Nov.	15, 2013	Step-up	30,000	—
P53(F)	Feb.	15, 2002	Nov.	15, 2013	Step-up	30,000	—
P54(F)	Nov.	29, 2001	Nov.	29, 2013	Step-up	30,000	—
P55(F)	Dec.	13, 2001	Mar.	31, 2003	Floating	25,000	—
P56(F)(G)	Dec.	28, 2001	Dec.	28, 2007	Floating	56,120	—
P57(F)	Jan.	2, 2002	Jan.	3, 2007	Floating	185,000	—
P58(F)	Feb.	15, 2002	Feb.	15, 2005	Floating	65,000	—
P59	Feb.	25, 2002	Feb.	28, 2005	Floating	50,000	—
P60	Feb.	12, 2002	Feb.	12, 2007	Floating	100,000	—

						1,538,632	0

Consolidated Fund

							Sinking
							Funds &
	Date	Date		Amount			Defeasance
Series	of Issue	of Maturity	Rate	Outstanding			Assets (1)

				(In thousands)
Payable in United States Currency (D)
8C(F)(G)	Dec. 13, 1999	April 30, 2001	Floating	(US$	38,204)	60,878	—
8P(F)(G)	April 18, 2000	April 18, 2001	Floating	(US$	98,736)	157,336	—
8V	Mar. 15, 1986	March 15, 2016	8.875	(US$	—)	—	—
9B(F)	Feb. 1, 1989	Feb. 1, 2019	9.500	(US$	200,000)	318,700	66,411
9C	July 1, 1989	July 1, 2019	8.875	(US$	200,000)	318,700	60,967
9D	Nov. 15 1989	Nov. 15, 2019	8.250	(US$	244,000)	388,814	130,922
9E	Mar. 1, 1990	March 1, 2020	9.250	(US$	—)	—
9F	July 15, 1990	July 15, 2002	9.375	(US$	300,000)	478,050	162,827
9J	May 1, 1991	May 1, 2021	9.125	(US$	300,000)	478,050	65,308
9L	April 1, 1992	April 1, 2022	8.750	(US$	117,403)	187,082	1,510
9M	July 30, 1992	July 30, 2022	8.250	(US$	300,000)	478,050	53,064
9N	July 27, 1993	July 27, 2013	7.250	(US$	300,000)	478,050	111,584
B4	Feb. 26, 2002	Feb. 27, 2012	5.750	(US$	—)	—	—

						3,343,710	652,593

Payable in Other Currencies (E)
8C	Oct. 31, 1981	Oct. 31, 2011	16.750	(UK £	35)	79	25,908
8P	April 18, 1984	April 18, 2019	11.750	(UK £	—)	—	24,983
9Q	Aug. 30, 1994	Aug. 30, 2004	4.900	(Yen	35,000,000)	420,560	94,801
9R	Aug. 25, 1994	Aug. 25, 2014	5.500	(Yen	15,000,000)	180,240	40,661

						600,879	186,353

Total Consolidated Fund						$14,272,540	$2,218,182

Schools and Hospitals						—	23,716

Total Consolidated Fund Including Schools and Hospitals						$14,272,540	$2,241,898

Government Service Organizations:
Nova Scotia Municipal Finance Corporation						$131,426	—
Nova Scotia Power Finance Corporation (H)						1,178,050	1,178,050

						1,309,476	1,178,050

Total Consolidated Fund and Government Service Organizations						$15,582,016	$3,419,948

Total Debentures — Consolidated Fund and Government Service Organizations						$15,582,016	$3,419,948

(1)	In addition to these sinking funds, the Public Debt Retirement Funds (“PDRF”) is comprised of net assets at March 31, 2002 of $795.7 million. During the year, earnings and foreign exchange gains and translation gains totalled $36.8 million. Distributions during the year amounted to $251.7 million.

     The following is a schedule of principal repayments each of the next five fiscal years and thereafter with related sinking funds. Amounts payable in foreign currencies, and related sinking funds invested in foreign currencies, are expressed at the Canadian dollar equivalent at the rates prevailing at the date of the financial statements.

	Government Service Organizations			Government
For the Year	Principal	Sinking Fund	Net Debt	Business
	Repayments	Requirements	Refinancing	Enterprises	Total

			(In thousands)
2003	$1,024,363	$238,905	$1,263,268	$37,720	$1,300,988
2004	1,004,354	223,835	1,228,189	21,677	1,249,866
2005	858,317	201,134	1,059,451	21,777	1,081,228
2006	1,071,940	180,431	1,252,371	20,342	1,272,713
2007	596,671	141,021	737,692	20,958	758,650
2008 & thereafter	5,520,729	1,149,570	6,670,299	166,633	6,836,932

	$10,076,374	$2,134,896	$12,211,270	$289,107	$12,500,377

Notes:

(A)	Debentures held by the Canada Pension Plan Investment Fund are payable 20 years after their respective dates of issue, are not negotiable and not transferable or assignable but are redeemable in whole or in part before maturity at the option of the Minister of Finance of Canada, on six months’ prior notice when he deems it necessary in order to meet the requirements of the Canada Pension Plan.

(B)	Debenture issues to be retired through annual principal payments.

(C)	Sinking fund payments normally commence on the first anniversary date of the issue of the debentures and are generally designed to retire the debt over a 20-year period, unless the term of the issue is longer. Sinking fund investments consist primarily of debentures of the Provinces and Government of Canada.

(D)	Debentures payable in US currency, totaling $2,098,343,000 and related sinking funds of $409,534,118 are reflected at the rate of exchange in effect at March 31, 2002.

(E)	Canadian dollar equivalent at rates of exchange in effect at March 31, 2002.

(F)	The Province has executed the following swap contracts to convert certain interest payments from a fixed to floating, or floating to floating basis for the fiscal year ended March 31, 2002:

# of		Notional	Term Left			* Mark to
Swaps		Principal	to Maturity	Reset Index	Spread	Market

		(In thousands)	(years)			(In millions)
104	CDN $	1,591,870	1 to 21	3 mth CAD-BA-CDOR	- 0.1630 to	(16.3)
				1 mth CAD-BA-CDOR	+0.364
					-0.06 +0.891
12	US $	1,332,597	2 to 20	3 mth USD-LIBOR	no spread
				3 mth CAD-BA-CDOR	+0.3555	151.9
3	UK £	143,215	2	6 mth GBP-LIBOR-BBA	-0.055 to +2.96
				6 mth USD-LIBOR-BBA	+2.59	(16.7)
2	Euro	90,000	6 to 8	3 mth CAD-BA-CDOR	+ 0.385	(7.3)
				3 mth EUR-EURIBOR	+0.1875

*	Mark-to-market is an indication of the swap’s market value as at March 31, 2002. This represents the estimated realizable gain (loss) based on market conditions as at March 31, 2002.

(G)	The Province has also executed currency swap contracts to convert foreign denominated debt into Canadian or United States dollar denominated debt as follows:

Termination Date	Original Currency	Original Principal	Current Currency	Current Principal

		(In thousands)		(In thousands)
April 19, 2004	UK£	60,000	US$	98,736
April 30, 2004	UK£	23,215	US$	38,204
February 27, 2012	US$	500,000	CDN$	795,000
March 15, 2016	US$	150,000	CDN$	205,725
March 1, 2020	US$	300,000	CDN$	409,200
April 1, 2022	US$	182,597	CDN$	247,967
December 28, 2007	Euro	40,000	CDN$	56,120
February 24, 2010	Euro	50,000	CDN$	72,235

*	The mark-to-market values of the currency swaps are reflected in the amounts shown in the mark-to-market column of the prior table.

(H)	The Nova Scotia Power Corporation Privatization Agreement provides for defeasance of its debt. The portfolio of defeasance assets consists of Nova Scotia Power Corporation, other Provincial Government and utilities, Federal US Bonds, coupons or residuals.

Table VII – Consolidated Statement of Direct Guarantees as at March 31, 2002 (Audited)

Utilized
2002

(In thousands)
Bank Loans:
Industrial Development Act	$87,135
Nova Scotia Business Incorporated	6,079
Nova Scotia Fisheries and Aquaculture Loan Board	2,837
Nova Scotia Innovation Corporation	115
Department of Education – Student Loan Program	51,824

Total – Bank Loan Guarantees	147,990
Promissory Notes:
Nova Scotia Resources Limited to Canada-Nova Scotia Offshore Petroleum Board	17,500

Total – Promissory Note Guarantees	17,500
Mortgages:
Nova Scotia Housing Development Corporation Act	205,948
Provincial Finance Act	550

Total Mortgage Guarantees	206,498
Other Guarantees:
Sydney Steel Corporation Performance Bonds (Includes $US component $122,228)	543
Trade Centre Limited	3,000

Total – Other Guarantees	3,543

Total – Direct Guarantees	375,531

Less: Provision for Guarantee Payout:
Industrial Development Act	(5,259)
Nova Scotia Business Incorporated	(3,509)
Department of Education – Student Loan Program	(16,000)
Nova Scotia Housing Development Act	(11,423)

(36,191)

Net Direct Guarantees Not Provided for in these Statements	$339,340